UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒       Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ZURN ELKAY WATER SOLUTIONS CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

on April 30, 2026

To the Stockholders of Zurn Elkay Water Solutions Corporation:

Zurn Elkay Water Solutions Corporation will hold its annual meeting of stockholders at its corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204, on April 30, 2026, at 9:00 a.m. Central Time for the following purposes:

1.	To elect three directors to serve for three-year terms expiring at the annual meeting to be held in 2029;

2.

To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the proxy statement;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Zurn Elkay Water Solutions Corporation’s stockholders of record at the close of business on March 3, 2026, will be entitled to vote at the meeting or any adjournment of the meeting. On or about March 12, 2026, we expect to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and Annual Report, as well as vote, online. We encourage stockholders to vote in advance of the meeting.

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.

By order of the Board of Directors

Jeffrey J. LaValle
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

March 12, 2026

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website because you will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call because you will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL 30, 2026

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:  WHEN IS THE ANNUAL MEETING?

A: Zurn Elkay Water Solutions Corporation (“Zurn Elkay,” “we,” “us,” “our” or the “Company”) will hold its annual meeting of stockholders at its corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204, on Thursday, April 30, 2026, at 9:00 a.m. Central Time.

Q: WHEN IS THE PROXY MATERIAL FIRST BEING MADE AVAILABLE TO STOCKHOLDERS?

A: On or about March 12, 2026, Zurn Elkay expects to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q: WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A: Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each stockholder. As a result, we are mailing stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy material, including our proxy statement and Annual Report, and vote via the internet. Stockholders will not receive printed copies of the proxy material unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided below.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on April 30, 2026

The proxy statement and Annual Report to security holders are available at

www.astproxyportal.com/ast/17558

Q: HOW CAN STOCKHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A: Stockholders may request that paper copies of the proxy material, including the Annual Report, proxy statement and proxy card, be sent to them without charge as follows:

• By internet:	https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

• By e-mail:	help@equiniti.com

• By telephone:	888-Proxy-NA (888-776-9962) in the United States or 201-299-6210 (for international callers)

When you make your request, please have available your personal control number contained in the notice we mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than April 20, 2026.

Q: WHAT AM I VOTING ON?

A: At the annual meeting you will be voting on the following proposals:

1.	The election of three directors to serve for three-year terms expiring at the annual meeting to be held in 2029. This year’s board nominees are:

• Thomas D. Christopoul • Emma M. McTague • Peggy N. Troy

2.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

3.	A proposal to ratify the selection of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

Q: WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A: The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the board’s nominees for election as director.

2.	FOR approval of the compensation of the Company’s named executive officers.

3.	FOR the ratification of the selection of EY as the Company’s independent registered public accounting firm for 2026.

Q: WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A: To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

Assuming a quorum is present, the results of the advisory vote to approve the compensation of the Company’s named executive officers will be determined by a majority of shares voting on such matter. Abstentions and broker non-votes will not affect this vote, except insofar as they reduce the number of shares that are voted. This is an advisory vote and is not binding on the Company. However, the Compensation Committee, the board and the Company review the voting results carefully and take them into consideration when evaluating and making future decisions regarding executive compensation.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of the selection of EY as the Company’s independent registered public accounting firm. Consequently, abstentions will act as votes against this proposal. Since brokers have discretionary authority to vote on this proposal, we do not anticipate any broker non-votes with regard to this matter.

Q: WHAT IF I DO NOT VOTE?

A: The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. Your broker is also not permitted to vote your shares in its discretion on matters related to executive compensation, including the advisory vote to approve executive compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q: WHO MAY VOTE?

A: You may vote at the annual meeting if you were a stockholder of record as of the close of business on March 3, 2026, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Zurn Elkay had 167,542,304 shares of common stock outstanding. Any stockholder entitled to vote may vote either by attending in person or by duly authorized proxy.

Q: HOW DO I VOTE?

A: You may vote either in person at the annual meeting or in advance of the meeting by authorizing–by internet, telephone or mail–the persons named as proxies on the proxy card, Todd A. Adams, David J. Pauli and Jeffrey J. LaValle, to vote your shares in accordance with your directions. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

We encourage you to vote in advance of the meeting via the internet, as it is the most cost-effective method available. If you choose to vote your shares in advance of the meeting via the internet or by telephone, there is no need for you to request or mail back a proxy card.

• By internet:	A stockholder of record may go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website because you will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call because you will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name (for example, held through a broker or bank), then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form from the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A: It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future by contacting our transfer agent, Equiniti Trust Company, LLC, toll-free at 1-800-937-5449.

Q: WHAT IF I OWN SHARES AS PART OF ZURN ELKAY’S 401(k) PLAN?

A: Stockholders who own shares as part of Zurn Elkay’s 401(k) Plan (the “401(k) Plan”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally based on the shares for which voting directions have been received from participants in the 401(k) Plan.

Q: WHO WILL COUNT THE VOTE?

A: Equiniti Trust Company, LLC, our transfer agent, will use an automated system to tabulate the votes. Officers or employees of the Company will serve as the inspector(s) of election.

Q: WHO MAY ATTEND AND PARTICIPATE IN THE ANNUAL MEETING?

A: Only stockholders of record as of the close of business on the Record Date, or their proxy holders or the underlying beneficial owners, may attend the annual meeting. However, seating is limited and will be on a first-arrival basis.

To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Zurn Elkay common stock and a form of photo identification; or

•

If a broker or other nominee holds your shares, bring proof of ownership of Zurn Elkay common stock on or about the Record Date through such broker or nominee (or a proxy received from such holder) and a form of photo identification.

Q: CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A: Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by submitting a new proxy, or by providing written notice to the Corporate Secretary, or acting secretary of the meeting, and by voting in person at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

If a broker, bank or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker, bank or other nominee to determine whether, and if so how, such proxy can be revoked.

Q: MAY I VOTE AT THE ANNUAL MEETING?

A: If you vote through the internet or by telephone, or complete a proxy card, then you may still vote at the annual meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting, you must obtain a legal proxy issued in your name from the broker, bank or other nominee; otherwise, you will not be permitted to vote in person at the annual meeting.

Q: WHO IS MAKING THIS SOLICITATION?

A: This solicitation is being made on behalf of Zurn Elkay by its board of directors. Zurn Elkay will pay the expenses in connection with the solicitation of proxies. Upon request, Zurn Elkay will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and Annual Report to the beneficial owners of shares which such persons hold of record. Zurn Elkay will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all stockholders. Paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet

Availability of Proxy Materials. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Zurn Elkay who will not be separately compensated for those services. Zurn Elkay has retained Sodali & Co. to assist in the solicitation of proxies and to provide informational support and analysis for up to $13,000 plus expenses.

Q: WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A: We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by January 1, 2026. We did not receive notice of any matters proper for the consideration by our stockholders by the deadline for this year’s annual meeting.

STOCKHOLDER UPDATE AND HIGHLIGHTS

Message from the Chairman and Chief Executive Officer

To our stockholders,

2025 was an exciting year for our company, having celebrated our 125th anniversary while making meaningful progress on our long-term strategic objectives and delivering a solid year of financial performance. We delivered 8% organic growth, our Adjusted EBITDA grew 13% to $442 million and we delivered $317 million of free cash flow, all record levels of performance. We also increased our dividend by 22% and repurchased $165 million of ZWS shares all while reducing our financial leverage and net debt to the lowest levels in our history. In addition, our stock price responded to the underlying strength of our business and our sequential sales growth with a 25% increase in 2025. We begin 2026 having built additional sustainable, competitive advantages in our business throughout the past year and are optimistic about our prospects for outstanding performance in the year ahead and beyond.

We’ve built our product portfolio around a commitment to help our customers solve complex water challenges, while efficiently and effectively meeting the sustainability and safety expectations of the people and communities they support. Our pressure-reducing valves and low-flow restroom fixtures conserve water, which is especially important in drought-impacted areas of our country, while our backflow preventers, grease interceptors and flow systems products protect water sources and wastewater from contamination. Our touchless faucets, flush valves and hand dryers prevent the spread of germs in public restrooms, and our bottle filling stations reduce the use of millions of single-use plastic bottles.

In 2025, we advanced our filtered drinking water solutions business by introducing Elkay Pro Filtration, which pairs the industry’s highest-capacity filter certified to reduce lead, forever chemicals (PFAS) and microplastics with design-forward aesthetics to elevate performance while simplifying maintenance and allowing for the easiest filter change in the industry. We also expanded our drinking water offerings with the introduction of Liv EZ, bringing our commercial-grade filtered water in an easy-to-install, sleek built-in filtered water dispenser in homes.

Among our philanthropic efforts focused on local organizations making a significant positive impact in improving access to safe drinking water, we marked the anniversary of our founding in 1900 in Erie, Pennsylvania, with a donation of Elkay filtered bottle filling stations to the Erie public school district, ensuring consistent delivery of cleaner, healthier drinking water to thousands of students, faculty, staff and community members. We were encouraged to see continued progress towards legislation in states from Massachusetts to Wisconsin to reduce lead and other contaminants in drinking water, many modeled after Michigan’s law requiring all K-12 schools and childcare facilities to install filtered bottle filling stations and faucets for all drinking water outlets.

Operating by our guiding principle — Simply Do the Right Thing — continues to earn us recognition from others. Newsweek and Statista ranked us No. 45 on their list of America’s Most Responsible Companies, our sixth consecutive appearance on the list, and included us again on their annual list of America’s Greenest Companies. TIME and Statista again included us on their list of the World’s Best Companies for Sustainable Growth, No. 229 in the world and No. 40 among U.S. companies, as well as No. 153 on their inaugural list of America’s Growth Leaders. For the first time, we made Barron’s list of 100 Most Sustainable U.S. Companies, at No. 63.

In closing, we truly value your ongoing support and confidence in Zurn Elkay Water Solutions. We recognize that in order to continue to earn that support and trust, we must continue to perform at a high level both in the marketplace as well as financially. On behalf of our 2,600 Zurn Elkay associates, rest assured we are confident and have the strategy and culture to win far into the future.

Best Regards,

Todd A. Adams

Chairman of the Board and Chief Executive Officer

Stockholder Outreach and Input

We actively seek and highly value the opinions of our stockholders and, as a result, regularly engage with them on various matters regarding the company on an ongoing basis. After our 2025 annual meeting, our integrated outreach team, led by our Chief Financial Officer, General Counsel and Corporate Secretary’s office, and Investor Relations group, conducted extensive stockholder outreach in the last quarter of 2025 and first quarter of 2026 with the following objectives:

•	Attaining stockholder feedback on our strategy around: corporate governance, executive compensation, sustainability and other important matters.

•	Understanding stockholder questions, concerns, and priorities.

•	Providing insight into corporate governance, executive compensation, sustainability and enhancing overall communication with our stockholders.

As part of our outreach: • We invited stockholders representing approximately 66% of our outstanding common stock to meet with our integrated outreach team to share feedback.

•

We met with each stockholder who accepted our invitation. Overall, we met with holders of 61% of the outstanding common stock that we contacted as part of our outreach effort, representing approximately 41% of our outstanding common stock.

We received comprehensive and constructive feedback and support on board skills and experiences and director recruitment, corporate governance, executive compensation, sustainability, financial performance and other matters. The feedback was presented to our executive management team and the Board for their review and consideration. The executive management team and the Board have carefully considered and implemented feedback from the stockholder discussions, for example, by including additional tabular disclosures around the annual cash incentive plan performance metrics, targets and results. Aside from that, the executive management team and the Board have determined that our current practices are supported by and reflect the sentiment of our stockholders. We plan to continue to perform this outreach on a regular basis in order to solicit feedback on material corporate matters and expect to seriously consider feedback from these discussions as we move forward in our efforts to continuously improve.

Below is a summary of the feedback we received.

Stockholder Feedback	Background / Response

Board Refreshment; Governance

Stockholders expressed their views regarding board refreshment efforts, including evaluating director performance, director succession planning and recruiting directors with skills that meet the evolving needs of the Company. We also discussed with stockholders other corporate governance practices, including board structure.

•

We regularly review director skills and experiences to ensure that our Board members have the right mix of skills to meet the evolving needs of the Company in order to oversee and drive Company strategy and evaluate executive succession planning. Our Board is comprised of ten directors, nine of whom are independent.

•

We conduct rigorous director evaluations annually, including an evaluation of individual performance as well as overall board and committee performance. That feedback is discussed and evaluated by each committee as well as the entire board.

•

We regularly review director tenure and succession planning.

•

We focus on board refreshment. Since 2019, we have added five new directors to the Board, bringing fresh perspectives, skills and experience.

•

We regularly evaluate our corporate governance policies and practices to ensure they are market and in-line with stockholder expectations and believe that our current structure and practices are in-line with similarly-situated companies.

Executive Compensation Philosophy

Stockholders discussed executive compensation philosophy and policies, sought to further understand and clarify aspects of our policies and discussed other desired practices and market trends.

Stockholders expressed interest in seeing additional disclosures around the annual cash incentive plan’s performance metrics, targets and results.

•

We continued our practice of granting the CEO equity awards exclusively in the form of performance-based stock awards. We also continued to increase the percentage of performance-based stock awards for all of our other senior executives and granted the CFO and President exclusively performance-based awards for the equity grants made in 2025.

•

We regularly evaluate our compensation policies and practices to ensure they are market and in-line with stockholder expectations.

•

We updated our proxy statement to include tabular disclosures related to our annual cash incentive plan expressly showing the performance metrics, target goals, actual results and actual payout.

Sustainability Stockholders expressed satisfaction with Zurn Elkay’s overall sustainability program.

•

We understand the importance of establishing and achieving sustainability goals and will continue to focus on our sustainability strategy by regularly reviewing our goals and the key performance indicators that help us measure our progress.

•

We will continue to evaluate the changing reporting frameworks and landscape to ensure we are providing the appropriate level of disclosure to stockholders.

The Board has considered, and will continue to seriously consider, feedback from these discussions as we review and evaluate our corporate governance, executive compensation and sustainability programs, and the evolution of our business.

PROXY STATEMENT HIGHLIGHTS

This section highlights selected information in this proxy statement. Please review the entire document before voting.

Voting Recommendations from the Zurn Elkay Board

Proposal 1: Zurn Elkay has a long-standing focus on building a highly-engaged, independent board that possesses a broad variety of necessary skills, experiences, and qualifications to effectively oversee the business and the short- and long-term interests of our stockholders. Biographies for each of the nominees standing for election begin on page 17 and include descriptions of their occupation, experience, qualifications and skills. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the three individuals to serve as directors for a three-year term ending in 2029.

Proposal 2: The second proposal is an advisory vote to approve the compensation of the named executive officers. The compensation program elements are set on our unwavering principles of performance-based pay. The mix of cash and equity incentives are strongly tied to the financial performance of the Company, which align with the short- and long-term interests of our stockholders. The compensation program is reviewed by the Compensation Committee and includes considerations of competitive benchmarking and general input by our independent compensation consultant, Willis Towers Watson (“WTW”). In late 2025 and early 2026, we conducted our annual outreach campaign to further understand specific questions, concerns and priorities of our stockholders with regard to this proposal. Details on the outreach campaign and stockholder feedback are discussed beginning on page 7.

Proposal 3: The third proposal is ratification of the selection of EY as our independent registered public accounting firm for 2026. The Audit Committee is involved in the annual review and engagement of EY and believes their continued retention is in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2 AND 3.

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has considered and nominated the following slate of nominees to stand for re-election for a three-year term expiring at the 2029 annual meeting of stockholders or until his successor is duly elected:

•	Thomas D. Christopoul

•	Emma M. McTague

•	Peggy N. Troy

The biographies and qualifications of the three director nominees are set forth below under the heading “Nominees for Election for Terms Expiring at the 2029 Annual Meeting” starting on page 17.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

SEC rules require publicly-traded companies like Zurn Elkay to hold an advisory vote of their stockholders at least once every three years to approve the compensation of the named executive officers, as disclosed in the company’s proxy statement pursuant to Item 402 of the SEC’s Regulation S-K; Zurn Elkay discloses this information in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Zurn Elkay currently holds these votes annually.

As described in the “Compensation Discussion and Analysis” below, our executive compensation program is designed to focus our executives on critical business goals that translate into long-term stockholder value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based primarily on the financial performance of the Company or one of its specific businesses or departments. We have increased the emphasis on performance-based compensation in recent years through our MICP, a sub-plan of the Performance Incentive Plan, and through the awarding of PSUs and other equity awards that further align our executive rewards with our stockholder value. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.

Accordingly, the following resolution will be submitted to our stockholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, highly values the opinions expressed by our stockholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs. Additionally, please see page 7 for a discussion of the stockholder outreach that was conducted following our 2025 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026

The board of directors proposes that the stockholders ratify the selection by the Audit Committee of EY to serve as the Company’s independent registered public accounting firm for 2026. In making its decision to reappoint EY for 2026, the Audit Committee considered the qualifications, performance and independence of EY and the audit engagement team, the quality of its discussions with EY and the fees charged for the services provided. EY has served as Zurn Elkay’s, or its predecessor companies’, independent registered public accounting firm since 2002. Pursuant to the Sarbanes-Oxley Act and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of EY to our stockholders for ratification to permit stockholders to participate in this important decision. If the stockholders fail to ratify the Audit Committee’s selection of EY as the Company’s independent registered public accounting firm for 2026 at the annual meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of EY will attend the annual meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Zurn Elkay’s management and independent auditors throughout the financial reporting process and approves the hiring, retention and fees paid to the independent auditors. The board of directors has adopted a written charter for the Audit Committee, which includes among other things, the duties and responsibilities of the Audit Committee; the current version of the charter is available on Zurn Elkay’s website. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.

During 2025, the Audit Committee discussed with management its evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025, and discussed with the independent auditors their evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the Company’s internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. Each of Messrs. Bartlett, Butler and Moore is independent as independence is defined in Rule 10A-3 of the Securities Exchange Act and under listing standards of the New York Stock Exchange (the “NYSE”).

In connection with its function to oversee and monitor the financial reporting process of Zurn Elkay and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the year ended December 31, 2025, with Zurn Elkay management;

•	discussed with EY, Zurn Elkay’s independent auditors, those matters which are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•

received the written disclosure and the letter from EY required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Zurn Elkay’s Annual Report on Form 10-K for the year ended December 31, 2025. The Audit Committee further confirmed the independence of EY.

Members of the Audit Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

George C. Moore (Chair)

Mark S. Bartlett

Don Butler

AUDITORS

Fees and Services

Fees paid to EY for services for 2025 and 2024 were as follows:

	2025	2024
Audit fees:	$1,501,458	$1,458,140
Audit-related fees:	0	0
Tax fees:	169,539	172,227
All other fees:	0	0

The above amounts relate to services provided for the indicated periods, irrespective of when they were billed. Audit fees included services and expenses related to 2025 and 2024 financial statement audits, including quarterly reviews and certain statutory audits of foreign subsidiaries. Audit-related fees principally include due diligence and accounting consultations. Tax services consisted of tax return preparation, tax audit assistance and various other tax-related consulting projects. The Audit Committee considered the compatibility of the audit and non-audit services provided by EY with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

All of the services described above were approved by the Audit Committee in advance of the services being rendered.

The Audit Committee is responsible for the appointment, compensation, oversight and evaluation of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits, acquisition due diligence and tax work to be performed by the Company’s independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. In making its recommendation to ratify the appointment of EY as our auditor for 2026, the Audit Committee has considered whether the non-audit services provided by them are compatible with maintaining their independence. The Chief Financial Officer regularly reports to the Audit Committee regarding the aggregate fees for which the independent registered public accounting firm has been engaged for such engagements, projects and categories of services compared to the approved amounts.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

We remain committed to robust corporate governance practices that provide meaningful rights to our stockholders and ensure Board and management accountability, ultimately supporting long-term value creation for our stockholders.

Corporate Governance Highlights

Effective Board Leadership and Independent Oversight	Stockholder Rights

✓   CEO is the only non-independent director

✓   Focus on refreshment: 5 new directors added since 2019 who expand the Board’s perspectives, skills and experiences

✓  Lead independent director with specified duties and responsibilities

✓  Directors will not be nominated for election or re-election after they have attained age 75

✓   Board benefits from differing experiences and backgrounds

✓   30% female representation on the Board

✓   Director and committee evaluations performed and discussed at least annually

✓   100% independence on all committees of the Board

✓   Directors who do not receive a majority of votes cast in uncontested elections must offer their resignation

✓   One share, one vote (no dual-class stock)

✓   Majority standard for approval of mergers and bylaw and charter amendments

✓  Annual say-on-pay voting

✓   Annual stockholder outreach conducted to solicit feedback from investors

✓  Nominating and Corporate Governance Committee regularly reassesses adequacy of Company’s overall corporate governance framework

Engaged Board with the Right Skills and Expertise to Oversee Value Creation

The following charts highlight Board composition and key skills of our director nominees and continuing directors on the Board. Additional information about each director’s experience and qualifications is set forth in their profiles, starting on page 17.

ZURN ELKAY’S BOARD OF DIRECTORS
Director	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Sustainability Committee
Todd A. Adams ($)	CEO
Mark S. Bartlett ($)	X	X
Don Butler ($)	X	X		X
Thomas D. Christopoul ($)	X		Chair		X
Timothy J. Jahnke ($)	X
David C. Longren	X		X		Chair
Emma M. McTague	X		X	X
George C. Moore ($)	X	Chair			X
Rosemary Schooler	X		X
Peggy N. Troy	X			Chair	X

$ – Financial expertise

DIRECTOR SKILL MATRIX

Our Board is comprised of committed, qualified individuals with various and complementary skills, business and personal experiences, backgrounds and expertise, including the following:

	Adams	Bartlett	Butler	Christopoul	Jahnke	Longren	McTague	Moore	Schooler	Troy
Qualifications and Experience
Public Company CEO/COO	X			X	X	X
Financial & Accounting	X	X	X	X	X			X
Global Operations	X	X	X	X	X	X	X	X	X
Industry Experience	X	X	X	X	X	X	X	X	X	X
Public Company Director	X	X		X	X				X
Manufacturing	X		X		X	X		X	X
HR & Compensation	X			X	X		X	X		X
Corporate Governance	X	X	X	X	X	X		X		X
Cybersecurity			X					X	X
Sustainability	X		X	X		X	X	X	X	X
Demographics and Board Tenure
Gender							•		•	•
Race			•
Age (at Annual Meeting)	55	75	62	61	66	67	52	70	58	74
Board Tenure	17	14	5	13	4	10	3	11	7	7

Selection Criteria for Directors

The Company believes it is important for its board to be comprised of individuals with various backgrounds, skills and experiences. Zurn Elkay’s board member selection criteria include:

•	Personal and professional integrity, ethics and values.

•	Experience in corporate or financial management, such as serving as an officer or former officer of a publicly held company.

•	Experience in the Company’s industry and with relevant social policy concerns.

•	Experience as a board member of another publicly held company.

•	Academic expertise in an area of the Company’s operations or financial or other areas relevant to the Company.

•	Practical and mature business judgment.

•	Such other criteria as the board or the nominating and corporate governance committee may from time to time determine.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure the right mix of skills, experience and backgrounds needed for the foreseeable future, and will change the membership mix of the board as required to meet such needs. Important skills and experiences currently identified are as follows:

•	Significant chief executive officer and/or chief operating officer experience in a publicly traded company, or a major division of a publicly traded company.

•	International experience, with an understanding of conducting business on a global basis.

•

Financial and accounting skills and experience in a public accounting firm or a public company, preferably with controller and/or chief financial officer experience, in order to fulfill the SEC requirements of an audit committee “financial expert.”

•	Relevant manufacturing management background from a well-respected manufacturing-based company.

•

Considerable human resources management experience involving the design of both short- and long-term compensation programs, an understanding of benefit plans and experience managing succession planning and leadership development for a successful company.

•	Experience in one or more of the industries that are served by the Company.

The Company’s Corporate Governance Guidelines provide that, if a director experiences a significant change in employment status from the status when that director was most recently elected to the board, the director must inform the chairperson of the change and offer a letter of resignation. The Nominating and Corporate Governance Committee will evaluate the director’s change in status and the board will then decide whether to accept or decline the director’s resignation. The Corporate Governance Guidelines also provide that, as a general policy, executive officers of the Company who are directors will resign from the board upon the termination of their employment with the Company. In addition, the Company’s Corporate Governance Guidelines provide that the board generally will not nominate individuals for election or re-election as directors after they have attained age 75, although a director who reaches age 75 during a term may continue to serve for the remainder of the director’s term. Further, the Corporate Governance Guidelines require directors to advise the chairperson of the board and the chairperson of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board. A non-executive director of the board may serve as a director of another public company only to the extent such position does not conflict or interfere with such person’s service as a director of the Company; an executive director may not serve as a director of another public company without the board’s consent.

The Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter state that the Nominating and Corporate Governance Committee will identify candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. The board believes that the use of the Nominating and Corporate Governance Committee’s general criteria, along with non-discriminatory policies, will best promote a qualified board that has an appropriate mix of skills, experiences and backgrounds.

Nominees for Election at this Meeting

Our bylaws provide that the number of directors shall be not less than eight or more than 15, with the number to be set by the board from time to time. Currently, the size of the Board is 10 members. The board sets its size such that, in the aggregate, the board will possess the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives as well as to maintain a sufficient number of independent directors.

Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, those in that class are elected for three-year terms at the annual meeting of stockholders in that year. Any additional directorships resulting from an increase in the number of directors are distributed among the three classes so that, as nearly as possible, each class consists of one-third of our directors. From time to time, a director is elected to a class with a shorter term, or moved into a different class, to rebalance the classes. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Directors are elected by a plurality of votes cast in person or by proxy at the meeting and entitled to vote on the election of directors. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

Stockholders are being asked to elect three directors to serve for three-year terms expiring at the annual meeting to be held in 2029. This year’s board nominees for election for terms expiring at the 2029 annual meeting of stockholders are Thomas D. Christopoul, Emma M. McTague and Peggy N. Troy.

It is our policy that the board of directors should reflect various backgrounds, experience, perspectives and talents. When the Nominating and Corporate Governance Committee of the board determines which directors to nominate for election at any meeting of stockholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “Selection Criteria for Directors” above.

The following is information about the experience and attributes of the director nominees and Zurn Elkay’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for board membership and/or nominated for election, as well as why they continue to serve on the board.

Nominees for Election for Terms Expiring at the 2029 Annual Meeting

Thomas D. Christopoul Global Head of Real Estate – Guggenheim Investments Age: 61 Director Since: 2013

Professional Experience: Mr. Christopoul is Global Head of Real Estate for Guggenheim Partners Investment Management, a global asset management and investment advisory firm. In addition to this role, he serves as Founder and Managing Partner of Iviron Capital Partners, a real estate private equity investment firm, and is also a founding principal of both 54 Madison Partners and Athos Real Estate Partners, both precedent investment funds of Iviron since 2015. He previously served as a Senior Partner and Head of Real Estate Investment, at Cain Hoy Enterprises, LLC, an investment firm launched by Guggenheim Partners. Prior to that time, Mr. Christopoul was a Senior Managing Director in the Real Estate and Infrastructure Group at Guggenheim Partners. Previously, he was a senior operating partner at Falconhead Capital, LLC, a private equity firm in New York City, and served as executive chairman of two of Falconhead’s portfolio companies — GPSi Holdings, LLC and Rita’s Water Ice Franchise Company. Mr. Christopoul is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company.

Qualifications: Mr. Christopoul serves as a director due to his significant and varied business experience in public and private companies.

Emma M. McTague Former Senior Vice President and Chief Human Resources Officer, Oshkosh Corporation Age: 52 Director Since: 2023

Professional Experience: Ms. McTague served as the Senior Vice President and Chief Human Resources Officer of Oshkosh Corporation (“Oshkosh”), an industrial technology company and manufacturer that innovates purpose-built vehicles and equipment, from 2021 to 2024. Ms. McTague previously served as vice president of global human resources for Oshkosh’s Access segment from 2015 to 2021. Before joining Oshkosh, Ms. McTague worked with Hershey Foods as a senior director and at GE Water & Process Technologies in several human resources positions of increasing responsibility. Ms. McTague is on the board of directors for the Boys and Girls Club of the Fox Valley, WI.

Qualifications: Ms. McTague serves as a director due to her extensive experience managing human capital, executive compensation and benefits, including as chief human resources officer of a large public company.

Peggy N. Troy Retired President and CEO, Children’s Wisconsin Age: 74 Director Since: 2019

Professional Experience: Ms. Troy retired as the President and Chief Executive Officer of Children’s Wisconsin in December 2024, a position she held since 2009. Prior to joining Children’s Wisconsin, Ms. Troy served as Executive Vice President and Chief Operating Officer of Methodist Le Bonheur Healthcare and as President and Chief Executive Officer of Le Bonheur Children’s Medical Center, both in Memphis, Tennessee, and as President of Cook Children’s Medical Center in Ft. Worth, Texas. Additionally, Ms. Troy currently serves on the Advisory Board of QuadMed and Career Physicians. Ms. Troy previously served as Chairperson on the National Board of Children’s Hospital Association and as Chairperson of the Board of Directors of the Milwaukee Regional Medical Center Board.

Qualifications: Ms. Troy serves as a director due to her leadership experience at large organizations, including as Chief Executive Officer and President of Children’s Wisconsin, as well as her experience managing human capital.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Shares represented by proxies will be voted according to instructions provided. A vote marked “withheld” will be considered as a vote withheld from the nominees; any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. In the unlikely event that the board learns prior to the annual meeting that a nominee is unable or unwilling to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Directors Continuing to Serve Until the 2027 Annual Meeting

Todd A. Adams Chairman of the Board and CEO, Zurn Elkay Age: 55 Director Since: 2009 Chairman Since: 2020

Professional Experience: Mr. Adams currently serves as Chairman of the Board and Chief Executive Officer of Zurn Elkay. Mr. Adams joined us in 2004 and has served in various roles, including President and Chief Financial Officer. Mr. Adams is also a director and member of the audit and compliance committee of Badger Meter, Inc.

Qualifications: Mr. Adams serves on our board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Zurn Elkay and our business as well as because he is our Chief Executive Officer.

George C. Moore Executive Chairman, IPS Corporation Age: 70 Director Since: 2015

Professional Experience: Mr. Moore is Executive Chairman of IPS Corporation, a provider of solvent cements and adhesives for residential, commercial and industrial use, as well as plumbing and roofing products, since 2021; he joined IPS as a director in 2017. He is also the Chairman of Cypress Performance Group LLC, since 2017; and a director of CP Atlas Parent Holdings, L.P. (also known as American Bath Group), a bathware manufacturer, where he is the Chair of their Audit Committee, since 2021. Mr. Moore served as a director of Encapsys, LLC, a provider of custom microencapsulation services for use in the building and construction, paper, bedding, and personal and household care industries, from 2015 until 2021; Culligan International Company, a provider of residential, office, commercial and industrial water treatment products and services, from 2018 until 2021; Industrial Container Services, LLC, a provider of reusable container solutions, from 2017 until 2018; Wastequip, Inc., a leading manufacturer of waste handling and recycling equipment in North America, from 2012 until 2018; and Pro Mach, Inc., a provider of integrated packaging and processing products and solutions, from 2015 until 2018. Mr. Moore previously served in various capacities with Zurn from 2006 to 2012. Prior thereto, Mr. Moore served as the Executive Vice President and Chief Financial Officer of Maytag Corporation, a manufacturer of major appliances and household products, and as group chief financial officer and group vice president of finance at Danaher Corporation, a manufacturer of process/environmental controls and tools and components. Mr. Moore began his career at Arthur Andersen & Co., a former accounting firm.

Qualifications: Mr. Moore serves as a director due to his extensive financial and accounting experience, including as chief financial officer, at multinational companies.

Rosemary Schooler Retired Corporate Vice President, Global Data Center Sales, Intel Corporation Age: 58 Director Since: 2019

Professional Experience: Ms. Schooler retired in 2022 as Corporate Vice President, Global Data Center Sales for Intel Corporation (“Intel”), a designer and manufacturer of computing, networking, data storage and communications solutions, a position held since 2018. Since joining Intel in 1989, Ms. Schooler held various leadership positions, including serving as Intel’s Corporate Vice President, Global Internet of Things (“IoT”) Sales and Marketing from 2016 to 2018, Vice President of the IoT Strategy and Technology Office from 2015 to 2016, and as Vice President and General Manager of Intel’s Communications and Storage Infrastructure Group prior thereto. Ms. Schooler currently serves as director and member of the remuneration and audit committees of ARM Holdings plc. She is also a board member of privately-owned Kubex (formerly known as Densify) and Mitsubishi Electric Power Products Inc. She also serves as a strategic advisor to Iron Mountain and PQShield. Ms. Schooler previously served as a director and member of the nominating and governance committee of Cloudera, Inc. (before it went private in 2021).

Qualifications: Ms. Schooler serves as a director due to her extensive information technology experience, including service as a senior executive at a prominent technology company.

Directors Continuing to Serve Until the 2028 Annual Meeting

Mark S. Bartlett Retired Partner, Ernst & Young LLP Age: 75 Director Since: 2012 Lead Director Since: 2020

Professional Experience: Mr. Bartlett has served as the lead director of Zurn Elkay’s Board since July 2020. Mr. Bartlett joined Ernst & Young LLP (“EY”) in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of EY’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. Mr. Bartlett currently serves as a director, chairman of the audit committee and member of the executive compensation and management development committee of T. Rowe Price Group, Inc., as a director, chairman of the audit committee and member of the compensation committee of WillScot Mobile Mini Holdings Corporation (formerly known as WillScot Corporation), and as a director and member of the audit committee of FTI Consulting, Inc.

Qualifications: Mr. Bartlett serves as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation. The board has considered Mr. Bartlett’s commitments to serve on the other audit committees and has affirmatively determined that such simultaneous service does not impair his ability to effectively serve on Zurn Elkay’s Audit Committee.

Don Butler Retired Executive Director, Connected Vehicle Ford Motor Company Age: 62 Director Since: 2021

Professional Experience: Mr. Butler is the retired Executive Director, Connected Vehicles of Ford Motor Company (“Ford”), a designer, manufacturer and servicer of vehicles. He held such position from 2014 until his retirement in 2020. Prior to joining Ford, Mr. Butler held various leadership positions with increasing responsibility at General Motors Company, a designer and manufacturer of vehicles, including Vice President, Marketing and Global Strategy, Cadillac, Chairman and Managing Director, General Motors Egypt and Vice President, OnStar, from 1981 to 2013. Mr. Butler previously served on the boards of the 5G Automotive Association and SmartDeviceLink Consortium (chairman). He currently serves on the board of a private company, INRIX, a mobility data services and software company.

Qualifications: Mr. Butler serves as a director due to his extensive engineering, marketing, product development and information technology experience, including connected products, and leadership experience at large organizations.

Timothy J. Jahnke Retired Chairman, Elkay Manufacturing Company Age: 66 Director Since: 2022

Professional Experience: Mr. Jahnke is the retired Chairman of the Board of Directors of Elkay Manufacturing Company. Mr. Jahnke joined Elkay in 2007 as President and CEO, positions he held until his retirement in 2019. Following his retirement, he continued to serve as Chairman of Elkay through the time of Elkay’s merger with the Company in 2022. During the pendency of the merger with the Company, he also served as interim President and CEO for a brief period in 2022. Mr. Jahnke was also a director of Elkay from 2008 to 2022. Prior to joining Elkay, Mr. Jahnke served in various roles of increasing responsibility with Newell Brands, a marketer and manufacturer of branded consumer products, including President, Anchor Hocking Specialty Glass, Chief Human Resources Officer, Newell Rubbermaid and Group President, Home & Family Products Group, from 1986 to 2007. Mr. Jahnke serves an advisor to the board of directors of Wahl Clipper Company, a manufacturer of professional and home grooming equipment, and chairman of the board of directors of Elkay Interior Systems, Inc., and Your 6, both of which are privately-owned businesses.

Qualifications: Mr. Jahnke serves as a director due to his extensive knowledge of the Elkay business and varied business experience.

David C. Longren Former Chief Technology Officer, President – Off Road, Commercial, and Military and Senior Vice President, Polaris Industries, Inc. Age: 67 Director Since: 2016

Professional Experience: Mr. Longren is a retired Former Chief Technology Officer, President – Off Road, Commercial, and Military and Senior Vice President of Polaris Industries, Inc., a designer, engineer and manufacturer of off-road vehicles, snowmobiles, motorcycles and small vehicles. He held such position from 2015 until his retirement in 2016. Mr. Longren joined Polaris in 2003 and served in various capacities with increasing responsibility, including President, Off-Road Vehicles, Vice President, Chief Technical Officer, and Director of Engineering for the ATV Division. Prior thereto, Mr. Longren was a Vice President in the Weapons Systems Division of Alliant Techsystems and Senior Vice President, Engineering and Marketing at Blount Sporting Equipment Group. He currently serves on the board of two private companies, Horton Worldwide, a provider of premium engine-cooling solutions for OEM applications and the aftermarket and United Tactical Systems, an ordnance and accessories manufacturer.

Qualifications: Mr. Longren serves as a director due to his extensive product development, innovation and marketing experience.

Board of Directors Meetings

Directors are expected to attend each regular and special meeting of the board of directors and each board committee of which the director is a member. The board of directors held five meetings during 2025. All of the then serving directors attended at least 75% of the total meetings of the board and the committees of the board on which they served during 2025. The board holds regular meetings at least four times per year, including a meeting in connection with the annual stockholders meeting.

It is the Company’s policy that the board will hold an executive session at each regularly scheduled meeting without members of the Company’s management present; Mr. Bartlett, the board’s independent lead director, presides at those executive sessions. Upon the request of any independent director (and in any event, not less than annually), the board will hold an executive session without any director who is not an independent director.

Directors are expected to attend the annual meeting of stockholders. All of the current directors attended the annual meeting of stockholders held in 2025.

Board Evaluation Process

The board has an annual evaluation and assessment process for the board and individual directors, and each of the committees conducts its own self-assessment. The Nominating and Corporate Governance Committee oversees the board evaluation process. The board evaluation process includes a review of the performance of the board as a whole and the board’s committees, as well as an evaluation of each director. The evaluation process provides an opportunity for anonymous peer review and feedback, which is intended to strengthen the board. If the Nominating and Corporate Governance Committee, in conjunction with the Chairperson, finds that any director is not fulfilling the responsibilities of a director, such director will be asked to resign from, or not stand for re-election to, the board.

Director Independence

At least a majority of the board of directors must qualify as independent within the meaning of the listing standards of the NYSE. When making its determinations regarding which directors are independent, the board of directors considers the NYSE rules and also reviews other transactions and relationships, if any, involving the Company and its directors or their family members or related parties. See “Certain Relationships and Related Party Transactions” for information about Zurn Elkay’s policies and practices regarding transactions with members of the board.

The board of directors has affirmatively determined that each of Mses. McTague,
Schooler and Troy and Messrs. Bartlett, Butler, Christopoul, Jahnke, Longren, and
Moore is independent. Mr. Adams, our Chairman and CEO, is not considered an independent director.

Board Leadership Structure

Mr. Adams, our CEO, also serves as the board’s Chairman primarily due to his in-depth knowledge of the Company and the industries it serves, deep understanding of the Company’s operations and strategies and proven leadership of Zurn Elkay, which position him to be able to provide strong and effective leadership of the board. In addition, the board believes that Mr. Adams is in the best position as Chairman and CEO to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.

The Company has no formal policy requiring the separation or combination of the position of Chairperson and CEO; however, it believes, as discussed above, that in the Company’s current circumstances it is advantageous to combine the positions. From time to time, the board reviews and considers the optimal board leadership structure. Pursuant to the Company’s Corporate Governance Guidelines, since the Chairperson is also the CEO, the independent directors, meeting in executive session, elected a lead director from among the independent directors. Mr. Bartlett currently serves as independent lead director. The Company believes that the designation of an independent lead director, whose duties are described below, provides essentially the same benefits as having an independent chairperson in terms of oversight, access and an independent voice with significant input into corporate governance.

The duties of the board’s lead director include: (i) presiding at all meetings of the board at which the Chair is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chair and the independent directors; (iii) together with the Chair, approving the agendas for board meetings; (iv) together with the Chair, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) providing input to the Chair as to the content, quality, quantity and timeliness of information from Company management to the board; (vi) having the authority to call meetings of the independent directors and develop the agendas for such meetings with input from the other independent directors; (vii) serving as a liaison for consultation and direct communication with major stockholders; and (viii) performing such other duties as the board or Chair may from time to time delegate.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates and the strategic planning process, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Zurn Elkay’s strategy. In addition, the board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s material financial and other risk exposures and the steps management has taken to identify, monitor and control such risks, including risks related to cybersecurity. The Compensation Committee is responsible for overseeing the Company’s compensation programs, including related risks; see also “Compensation and Risk” below. The Nominating and Corporate Governance Committee is responsible for the oversight of risks associated with corporate governance and compliance. The Sustainability Committee assists the board in its oversight of the Company’s initiatives, plans, policies and practices with respect to sustainability matters that are significant to the Company and the communities in which it operates.

Cybersecurity Risk Oversight

Zurn Elkay’s management and Board recognize the importance of robust oversight of cybersecurity risk, information security, and technology risk in maintaining the trust and confidence of our customers, partners, employees, and stockholders. The Audit Committee, on behalf of the Board, oversees the Company’s material financial and other risk exposures, including risks related to cybersecurity and artificial intelligence. Our Board has extensive cybersecurity experience, including two members of the Audit Committee who have received a certificate in cybersecurity oversight from the Carnegie Mellon University Software Engineering Institute and one member of the Audit Committee who received a certificate in Effective AI Oversight from the Heinz College of Information Systems and Public Policy of Carnegie Mellon University. Cybersecurity risk also is monitored, assessed and managed as part of the Company’s integrated Enterprise Risk Management program. A cybersecurity governance council, comprised of executive leaders, including the two members of the Audit Committee with cybersecurity experience, meets at least quarterly to review the Company’s cybersecurity program and its effectiveness. This cybersecurity governance council receives updates and reports from the Company’s global cybersecurity team (discussed below) on the cybersecurity program and its effectiveness relating to the prevention, detection, mitigation and remediation of cybersecurity incidents. The Chief Information Officer (CIO) provides periodic updates to the Audit Committee on any material initiatives and key updates on the cybersecurity program and its effectiveness, including any material threats. The CIO also provides an annual update regarding information security to the full Board. The CIO has more than 37 years of information technology experience, including approximately 19 years serving as a CIO.

To assess, identify and manage material risks from cybersecurity threats and to prevent, detect and respond to cybersecurity threats, including threats associated with the use of third-party service providers, the Company has a robust cybersecurity program. The Company’s global cybersecurity team, overseen by the CIO, implements policies and procedures and uses a balanced approach to validate the effectiveness of the program, leveraging third party expert security resources, information technology resources, executive business leadership, internal and external audit, third-party vendors and other IT and business partners. The program uses a combination of standards and best practices from the National Institute of Standards and Technology, Center of Internet Security, third-party vendor partners, and other industry forums. The program is assessed both internally and externally, including a thorough industry benchmarking and best practice review annually, with maturity assessments and risk assessments occurring alternating years biennially. Control validations occur monthly internally (focused on core critical controls), quarterly (focused on vulnerabilities/cyber-incident simulations) and annually (focused on a review of best practices) via third-party vendors and partners, and annually via external third parties, including the conduct of internal/external penetration tests and tabletop exercises. Third-party service providers are assessed initially based on security questionnaires and the access of third-party service providers is audited annually and/or with any change in circumstances. Third-party service provider access is also monitored through a combination of security information and event management technology and managed detection response services. The CIO provides key results and findings from these assessments to the cybersecurity governance council and Audit Committee. The Company has a robust incident response plan intended to help provide timely remediation to cybersecurity incidents and also to help provide notice of any material incidents to the appropriate internal and external entities.

To help associates acquire the knowledge to support the protection of our environment, the Company provides comprehensive annual security awareness training, periodic information updates, and regular testing/training programs. In addition, the Company annually purchases a cybersecurity insurance policy.

The Company depends heavily on information technology infrastructure to manage our business objectives and operations, support our customers’ requirements and protect sensitive information. To date, the Company has not experienced a cybersecurity threat or cybersecurity incident that has materially affected the Company, including our business strategy, results of operations or financial condition. While the Company has a robust cybersecurity program in place and has taken steps to maintain and enhance its cybersecurity, a material security breach could impede the Company’s ability to carry on business in the normal course. There have been significant and increasing instances of data and security breaches, malicious interference with technology systems and industrial espionage involving companies in numerous industries, including cloud providers, and cybersecurity threats are becoming more complex. In addition, at times a large percentage of our workforce may be working remotely, which may heighten these risks. While we have taken steps to maintain and enhance our cybersecurity by implementing additional security technologies, internal controls, network and data center resiliency, redundancy and disaster recovery processes and backup systems, upgrading our remote work environment and by obtaining insurance coverage, these measures may be inadequate, and our technology systems could be vulnerable to disability, failures or unauthorized access. As a result, any inability by us to successfully manage our information systems, or respond effectively to any attack on or interference with our systems, including matters related to system and data security, privacy, reliability, compliance, performance and access, problems related to our systems caused by natural disasters, security breaches or malicious attacks, misuse of artificial intelligence tools, and any inability of these systems to fulfill their intended business purpose, could impede our ability to record or process orders, manufacture and ship in a timely manner, account for and collect receivables, protect sensitive data of the Company, our customers, our employees, our suppliers and other business partners, comply with our third party obligations of confidentiality and care, or otherwise carry on business in the normal course. Any such events could require costly remediation beyond levels covered by insurance and could cause us to lose customers and/or revenue, including as a result of legal or regulatory claims or proceedings, or damage our reputation, any of which could have a material adverse effect on our business and operating results.

We are also subject to an increasing number of evolving data privacy and security laws and regulations that impose requirements on us. We collect, store, access and otherwise process various types of confidential or sensitive data, including proprietary business information, personal data and other information that is subject to privacy and security laws, regulations and/or customer-imposed controls. Failure to comply with such laws and regulations could result in the imposition of fines, penalties and other costs.

Further information about the Company’s cybersecurity governance and related risks is included in the Company’s Form 10-K for the year ended December 31, 2025.

Board Committees

The board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Sustainability Committee.

Audit Committee

Members	Key Responsibilities
George Moore, Chair Mark Bartlett Don Butler Meetings held in 2025: 4

•

prepare the annual Audit Committee report to be included in our annual proxy statement;

•

oversee and monitor our financial reporting process;

•

oversee and monitor the integrity of our financial statements and internal control system;

•

oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•

oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•

discuss, oversee and monitor policies with respect to risk assessment and risk management, including risks related to cybersecurity and artificial intelligence;

•

oversee and monitor our compliance with legal and regulatory matters;

•

review and evaluate related party transactions involving the Company and related parties;

•

evaluate its own performance on an annual basis; and

•

provide regular reports to the board.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the SEC and the NYSE listing standards. Our board of directors has determined that each of Messrs. Bartlett, Butler and Moore qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Members	Key Responsibilities

Thomas Christopoul, Chair David Longren Emma McTague Rosemary Schooler Meetings held in 2025: 4

•

review and evaluate our compensation policies and programs, including retaining independent consultants to advise the Committee on such matters;

•

review and determine the compensation and benefits to be paid to the CEO and executive officers of the Company and oversee the compensation and benefits programs administered to other officers and key employees;

•

review and approve annual and other corporate goals and objectives relevant to our chief executive officer’s compensation, evaluate our chief executive officer’s performance in light of those goals and objectives, and independently determine and approve our chief executive officer’s compensation level based on this evaluation;

•

review and approve, for our chief executive officer, other senior executive officers and key employees, other material benefits, option or stock award grants and perquisites and all material employment agreements, including employment-related letter agreements, confidentiality and non-competition agreements;

•

review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•

administer incentive compensation and equity-related plans;

•

review the Company’s defined benefit and defined contribution retirement plans, including investment allocation and funding status;

•

establish financial and other performance targets that must be met;

•

evaluate, set and review the compensation of members of the board of directors, including committee chairs and lead director compensation;

•

evaluate its own performance on an annual basis;

•

prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents; and

•

oversee and administer the Company’s executive compensation clawback policy.

The Compensation Committee has and continues to exercise its authority to retain independent compensation consultants, legal counsel and other advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees, which it does from time to time.

The Compensation Committee reviews, discusses and considers the results of advisory “say-on-pay” votes of our stockholders when making decisions regarding the Company’s executive compensation programs and also participates, when appropriate, in direct outreach efforts with certain stockholders to obtain feedback on compensation matters. The Compensation Committee is also responsible for recommending to the board how often say-on-pay votes may be held. The Company currently holds say-on-pay votes annually, which is consistent with the results of the most recent advisory “say-on-frequency” vote of our stockholders that was held at the 2024 annual meeting. The Company and the Compensation Committee believe that annual say-on-pay votes allow us to receive more frequent feedback from our stockholders on our compensation programs, although that action does not limit the parameters of feedback that the Committee receives from stockholders.

The Committee Chair meets frequently (at least 4 times per year) with the Committee’s independent compensation consultant without the presence of management or non-independent directors for the purpose of obtaining independent feedback and data in accordance with the fulfillment of the Committee’s duties. Further, the entire Committee meets with the advisors independently periodically during the year for the same purposes.

The Compensation Committee is composed entirely of non-employee directors who meet the independence requirements of the SEC and the NYSE listing standards.

Nominating and Corporate Governance Committee

Members	Key Responsibilities
Peggy Troy, Chair Don Butler Emma McTague Meetings held in 2025: 4

•

identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•

recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board and to serve as lead director, when appropriate;

•

recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•

review, in accordance with the Company’s bylaws, any resignation by a director due to a failure to receive a majority vote at a meeting of the Company’s stockholders and make a recommendation to the board whether to accept such resignation;

•

identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•

develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company, and amendments to those principles;

•

evaluate its own performance on an annual basis; and

•

oversee the evaluation of our board of directors and senior management.

The Nominating and Corporate Governance Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

The Nominating and Corporate Governance Committee is composed entirely of non-employee directors who meet the independence requirements of the NYSE listing standards.

The Nomination Process

At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee recommends to the board for nomination by the board such candidates as that Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating and Corporate Governance Committee recommends candidates to join the board at other times during the year, as needed.

The Nominating and Corporate Governance Committee will identify and consider candidates suggested by outside directors, management and/or stockholders and evaluate them in accordance with its established criteria. Any recommendations for consideration by that Committee should be sent to the Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee, at least 120 days but not more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Our bylaws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by stockholders.

Sustainability Committee

Members	Key Responsibilities
David Longren, Chair Thomas Christopoul George Moore Peggy Troy Meetings held in 2025: 3

•

provide oversight with respect to:

○  management’s evaluation of risks and opportunities with respect to environmental, social and governance and sustainability matters, which include, but are not limited to, EH&S, sustainability, ethical and sustainable sourcing, human rights, environmental matters, supplier conduct and diversity, labor conditions, diversity in employment, volunteerism and corporate giving, and corporate citizenship;

○  management’s creation of environmental, social, governance and sustainability initiatives and goals, plans and practices;

○   the Company’s governance of, and performance relative to, environmental, social, governance and sustainability initiatives and goals; and

○  the Company’s response to significant stakeholder concerns related to environmental, social, governance and sustainability matters; and

•

monitor environmental, social, governance and sustainability trends, issues and concerns that could affect the Company’s environmental, social, governance and sustainability efforts and make recommendations to the board and management regarding how the Company should respond to such trends, issues and concerns to more effectively achieve its environmental, social, governance and sustainability goals.

The Sustainability Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

The Sustainability Committee was established as a committee in 2020. The Committee must consist of at least three directors. The Sustainability Committee assists the board in its oversight of the Company’s initiatives, plans, policies and practices with respect to environmental, social and governance and sustainability matters that are significant to the Company and the communities in which it operates. These matters include the Company’s environmental, health and safety (“EH&S”), as well as sustainability, policies and programs.

Communications with the Board

Stockholders and other interested parties who wish to communicate with members of the board, including the lead director or the non-management directors individually or as a group, may send correspondence to them in care of Zurn Elkay’s Corporate Secretary, 511 W. Freshwater Way, Milwaukee, Wisconsin 53204. Any communication sent to the board in care of the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Zurn Elkay’s Investor Relations website at investors.zurnelkay.com.

Availability of Code of Business Conduct and Ethics, Committee Charters and Other Corporate Governance Documents

We have a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted on our Investor Relations website at investors.zurnelkay.com. Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer will also be posted on our website. The information contained on or accessible from our website is not part of this Proxy Statement.

In addition, the board has adopted Corporate Governance Guidelines and a written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Sustainability Committee. The Corporate Governance Guidelines and the charters are available on the Company’s Investor Relations website at investors.zurnelkay.com.

Certain Relationships and Related Party Transactions

The Audit Committee charter provides that the committee will review all material transactions between us and related parties to determine that such transactions are fair, reasonable and in our best interests. Management shall not cause us to enter into any new related-party transaction unless the Audit Committee approves that transaction. In addition, our Code of Business Conduct and Ethics discourages conflicts of interests with the Company and requires associates to disclose certain business opportunities to the Company.

Since January 1, 2025, the Company was not involved in any transactions with directors, executive officers or greater-than-5% stockholders that require disclosure under applicable SEC rules except as set forth below:

On February 11, 2025, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, Ice Mountain LLC (the “Selling Stockholder”), and Evercore Group L.L.C. as representative of the several underwriters (collectively, the “Underwriters”), for the sale of up to 8,912,500 (inclusive of an overallotment option that was granted to the Underwriters) shares of common stock of the Company by the Selling Stockholder. In connection with the transaction, the Company repurchased from the Underwriters 1,636,905 of such shares of Common Stock (or approximately $55,000,000) at a price per share equal to the price per share paid by the Underwriters to the Selling Stockholder in the offering. The terms and conditions of the share repurchase and related matters were reviewed and approved by the Audit Committee.

Sustainability

As a leader in sustainable water solutions that enhance health, safety, hydration and the environment, being a responsible corporate citizen is part of our DNA. We remain committed to managing our business in a manner that promotes the sustainability of the enterprise and the world in which we work and live. The world faces an array of climate-and water related crises, including flooding and drought events exacerbated by climate change, water pollution and its impact on biodiversity and human health, and aging infrastructure that can contaminate water supplies.

We detail what we are doing to address the climate-related crisis and risks in our 2025 Sustainability Report, which follows the Sustainability Accounting Standards Board (SASB) reporting framework, includes linkage to the 10 principles in the UN Global compact, and also includes disclosure aligned with the IFRS S1 and S2 framework, which integrates the TCFD framework. We continue to improve our sustainability strategy by regularly reviewing our goals and the key performance indicators that help us measure our progress. Our efforts continue to earn third-party recognition, including Barron’s List of America’s 100-Most Sustainable Companies and TIME’s list of the World’s Best Companies for Sustainable Growth and their inaugural list of America’s Growth Leaders. We continued to be recognized on Newsweek’s America’s Most Responsible Companies and Greenest Companies lists, as well as top-tier sustainability ratings from MSCI, Sustainalytics and S&P Global.

This recognition, and all our progress on sustainability, grows out of our fundamental commitment to Do the Right Thing. Our approach to product sustainability starts with our mission to protect water, but we also recognize our responsibility to provide other environmental benefits. We design products that make efficient use of materials and resources in a product’s lifecycle, minimize the carbon and environmental footprint from product use, while striving to improve the Health and Safety & Quality of Life provided by our products. This comprehensive view of sustainability helps us deliver the industry’s widest range of advanced water management solutions that address critical environmental concerns.

We have a board of directors-led Sustainability Committee that consists of four of our Board members in addition to an internal cross functional team of Zurn Elkay leaders that are responsible for ensuring progress to our sustainability goals. We have embedded sustainability into our strategic plan and deploy goals throughout our organization.

To weave sustainability into all aspects of Zurn Elkay’s business, our sustainability strategy includes nearly two dozen sustainability targets across six pillars. In 2025, we set new targets pertaining to the sustainable attributes of our products, research and development, professional development of our employees, and supply chain governance.

Offering sustainable products

Our solutions empower our customers to meet the sustainability and safety expectations of the people and communities they support in their buildings. We offer a diverse selection of products that cover the entire range of water management requirements while also promoting health and hydration, protecting and conserving water, reducing waste and providing safer, cleaner drinking water. Zurn Elkay products saved an estimated 31.2 billion gallons of water in 2025. Additionally, Elkay water bottle fillers have prevented the use of more than 124 billion single-use plastic water bottles since 2012.

Promoting environmental stewardship through sustainable water solutions

We operate under a strong Environmental Management System (“EMS”) that outlines specific programs and procedures to improve the sustainability of our operations. We have commitments and dedicated goals around reducing greenhouse gas emissions, energy use, renewable energy procurement, air quality improvements and the waste produced across our operations. We recently set yet another new target to reduce water withdrawal intensity by 3% by 2030, demonstrating our commitment to responsible water management within our own facilities.

The Zurn Elkay EMS focuses on three fundamental environmental principles: protecting air, water, and land. To support these principles, we have developed a comprehensive framework for measuring our company’s environmental impacts, identifying and mitigating risks, ensuring compliance with regulations and delivering on our commitment to continual improvement. Our standard procedures for identifying potential environmental risks at each facility, including air emissions, water sources and discharges, generated wastes and spill potential were modeled after the ISO 14001 environmental aspects and impacts sections. It includes a matrix that assigns an environmental impact score to each identified aspect of a process within the facility, along with scoring to determine the significance of each risk.

Managing the health and safety of our associates

We remain committed to our goal of zero workplace injuries. While we maintain our position as an industry-leading provider of products that support health and safety, we must ensure that we manufacture those products under the safest possible working conditions for our employees.

We operate under an Occupational Health and Safety Management system that includes:

•	Policies and operating procedures

•	Management commitment

•	Reduction goals

•	Regular assessment of hazards and risk

•	Associate training

•	Emergency preparedness

•	Performance monitoring

•	Internal EHS audits

Human Capital Management

At Zurn Elkay, we are committed to total associate engagement – one of our core values – because we know our strength is our people. In 2025, 95% of our associates participated in our annual engagement survey and our overall scores improved 2 points year-over-year We strive for a workplace that fosters learning, development and innovation for our associates. In 2025, we expanded our professional development opportunities, leading to 20.5 hours of formal training per associate on average, a 10% increase from 2024.

Supporting the communities where we live and work

Beyond providing high-quality employment opportunities, we support the communities in which we operate through contributions to various organizations and initiatives and by providing ample volunteer opportunities for our associates.

In 2025, we strengthened our ability to improve our communities through enhanced giving programs and opportunities for associate volunteering. Our water stewardship efforts include providing an immediate solution for communities with aging water systems. In 2025, through our Fountains for Youth program, we donated filtered bottle filling stations that reduce lead, forever chemicals (PFAS) and other contaminants to under-resourced public school systems in cities across the United States, including a donation of filtered bottle filling stations to the public school district of Erie, Pennsylvania, where the company was founded by John A. Zurn in 1900.

Directors’ Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company during 2025.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Mark S. Bartlett	$145,000	$140,000	—	—	$285,000
Don Butler	95,000	140,000	—	—	235,000
Thomas D. Christopoul	115,000	140,000	—	—	255,000
Timothy J. Jahnke	95,000	140,000	—	—	235,000
David C. Longren	110,000	140,000	—	—	250,000
Emma M. McTague	95,000	140,000	—	—	235,000
George C. Moore	120,000	140,000	—	—	260,000
Rosemary Schooler	95,000	140,000	—	—	235,000
Peggy N. Troy	110,000	140,000	—	—	250,000

(1)	Directors may elect to have cash compensation for board service paid in Zurn Elkay deferred restricted stock units (“RSUs”).

(2)

During fiscal 2025, each non-employee director received a grant of RSUs valued at approximately $140,000 under the Zurn Elkay Water Solutions Performance Incentive Plan (the “Performance Incentive Plan” or “PIP”) in accordance with the Company’s standard compensation package for non-employee directors. The RSUs vested immediately on grant, but will not be paid out until six months after the director leaves the board. The amounts reported reflect the grant date fair value of the RSUs computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”), which requires the Company to recognize compensation expense for stock-related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see Note 13 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report.

The following table presents the aggregate number of outstanding stock awards and unexercised options (including any stock awards that are subject to deferred settlement) held as of December 31, 2025, by each of the non-employee directors who held any such awards or options. As of December 31, 2025, non-employee directors did not have any unexercised options outstanding.

Director	Stock Awards Outstanding (#)
Mark S. Bartlett	77,696
Don Butler	23,846
Thomas D. Christopoul	85,740
Timothy J. Jahnke	18,585
David C. Longren	81,790
Emma M. McTague	16,636
George C. Moore	82,684
Rosemary Schooler	52,234
Peggy N. Troy	53,341

Narrative to Directors’ Compensation Table

In 2025 we paid certain fees and granted equity-based awards to our non-employee directors, as described below. Directors who are also employees of the Company receive no additional compensation for their service as directors. See the executive compensation disclosures below for information related to Mr. Adams’ compensation in 2025.

During calendar year 2025, the annual cash compensation for non-employee directors under the outside director compensation program was $95,000. The chair of the Audit Committee receives a $25,000 annual cash retainer, the chair of the Compensation Committee receives a $20,000 annual cash retainer, the chair of the Nominating and Governance Committee receives a $15,000 annual cash retainer, and the chair of the Sustainability Committee receives a $15,000 annual cash retainer. Mr. Bartlett, who began serving as the Lead Director in July 2020, receives an additional annual fee of $50,000 for serving in that role. Cash retainer amounts are paid after each quarter of service, are generally prorated for partial year service, and may, at a director’s option, be paid in deferred RSUs of Zurn Elkay common stock, as permitted by rules adopted by the Company from time to time. In 2025 and again in 2026, over 50% of our directors elected to receive their annual compensation in the form of deferred RSUs. In 2025, each non-employee director received an annual equity grant, consisting of deferred RSUs valued at approximately $140,000. The deferred RSUs vested immediately on grant, but are not paid out until six months after a director leaves the board. The outside director compensation program for non-employee directors was revised in 2026 to set the annual cash compensation at $100,000 and an annual equity grant with a value of $150,000.

Stock Ownership Guidelines for Directors

The Company believes that it is important for non-employee directors to maintain an equity stake in Zurn Elkay to further align their interests with those of our stockholders. Non-employee directors must comply with stock ownership guidelines as determined from time to time by our board. The ownership guidelines for non-employee directors require that each non-employee director must own Zurn Elkay stock, which includes vested but deferred RSUs, with a value equal to a minimum of five times the annual cash retainer within five years of his or her initial election to the board. During 2022, we revised our stock ownership guidelines so that shares underlying vested stock options that are “in the money” are not included in determining the directors’ level of ownership. As of the Record Date, nine of our nine non-employee directors had met the ownership guidelines.

For information regarding the Company’s anti-hedging and anti-pledging policies, which are applicable to directors, as well as officers and employees, see “Compensation Discussion and Analysis—2025 Executive Compensation Components and Determinations—Anti-Hedging and Anti-Pledging Policies.”

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires Zurn Elkay’s officers and directors, and persons who beneficially own more than 10% of Zurn Elkay’s common stock, to file reports of ownership and changes in ownership with the SEC. All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms filed with the SEC and written representations that no such forms were required. The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2025. In making these disclosures, Zurn Elkay has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding common stock as of the Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers named in the Summary Compensation Table herein;

•	each of our current directors and our director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date, or RSUs that vest within that time frame, are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these securities, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner		Shares Beneficially Owned (1)	Percentage of Shares Outstanding
BlackRock, Inc.	(2)	22,961,834	13.7%
The Vanguard Group	(3)	16,978,419	10.1%
Ice Mountain LLC	(4)	15,253,307	9.1%
Kayne Anderson Rudnick Investment Management, LLC	(5)	12,308,005	7.3%
Todd A. Adams	(6)	2,263,524	1.4%
Mark S. Bartlett		141,583	*
Don Butler		35,471	*
Thomas D. Christopoul		117,171	*
Sudhanshu Chhabra		90,205	*
Timothy J. Jahnke		428,864	*
David C. Longren		97,610	*
Emma M. McTague		20,039	*
George C. Moore		119,632	*
David J. Pauli		92,498	*
Rosemary Schooler		61,244	*
Jeffrey A. Schoon		64,297	*
Michael D. Troutman		61,337	*
Peggy N. Troy		64,517	*
Current directors and executive officers as a group (16 persons)		4,075,085	2.4%

*	Indicates less than one percent.

(1)

Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days of the Record Date as follows: Mr. Pauli (25,709) and all current directors and executive officers as a group (64,768).

Amounts for non-employee directors also include shares subject to RSUs that are currently vested, but are subject to deferred settlement, as follows: Mr. Bartlett (80,596), Mr. Butler (26,746), Mr. Christopoul (89,249), Mr. Jahnke (21,485), Mr. Longren (85,272), Ms. McTague (20,039), Mr. Moore (86,219), Ms. Schooler (55,637), Ms. Troy (56,823), and all current directors and executive officers as a group (522,066).

(2)

BlackRock, Inc. filed a Schedule 13G/A dated April 29, 2025, reporting sole voting power as to 22,769,968 shares of common stock and sole dispositive power as to 22,961,834 shares as of March 31, 2025. The address of BlackRock, Inc. is 50 Hudson Yards New York, NY 10001.

(3)

The Vanguard Group filed a Schedule 13G/A, dated July 7, 2025, reporting shared voting power as to 180,640 shares, sole dispositive power as to 16,619,509 shares and shared dispositive power as to 358,905 shares as of June 30, 2025. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Ice Mountain LLC filed a Schedule 13G/A, dated February 19, 2025. The amounts set forth above include 6,678 shares held of record by Ms. Aimee Katz and the following shares as to which Ms. Katz and Ms. April Jalazo may be deemed to be the beneficial owner: (i) 15,002,819 shares held by Ice Mountain LLC, a Delaware limited liability company; (ii) 236,387 shares held by the Katz Voting Stock Trust; (iii) 14,101 shares held by the Katz New VBA Trust; and (iv) 71,452 shares held by the Katz 2021 Trust for Patti. The address of Ice Mountain LLC is c/o The Northern Trust Company, 50 S. LaSalle St., B-3, Chicago, IL 60603, Attn: Monique La Motte Antles. The address of Ms. Katz is 4525 Sterling Road, Downers Grove, IL 60515 and the address of Ms. Jalazo is 646 Columbus Drive, Tierra Verde, FL 33715.

(5)

Kayne Anderson Rudnick Investment Management, LLC filed a Schedule 13G dated February 13, 2024, reporting sole voting power as to 10,551,058 shares of common stock, sole dispositive power as to 10,661,454 shares of common stock, and shared voting and dispositive power as to 1,646,551 shares of common stock as of December 31, 2023. The address of Kayne Anderson Rudnick Investment Management, LLC is 2000 Avenue of the Stars, Suite 1110, Lost Angeles, CA 90067.

(6)	Includes 1,200 shares held in an individual retirement account.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following is a discussion of the material elements of compensation and remuneration awarded to, earned by, or paid to our Named Executive Officers (“NEOs”) during 2025. Throughout this discussion, the individuals named in the Summary Compensation Table below are referred to as “NEOs” and the terms “Compensation Committee” or the “Committee” refer to the compensation committee of the board of directors.

The Committee, in consultation with the board of directors, appropriate outside advisors, independent compensation consultants and legal resources, oversees our executive compensation agreements, plans and policies and has the authority to independently approve all matters regarding executive compensation. The Committee seeks to ensure that the total compensation and benefits package provided to executives, including our NEOs, is reasonable, fair, balanced and competitive and is, importantly, highly aligned with stockholders’ interests and the achievement of both short- and long-term performance goals of the Company.

The Committee seeks to foster a “pay-for-performance” culture that places appropriate emphasis on stockholder value creation and makes a meaningful portion of each executive’s compensation subject to the financial, operational and stock price performance of the Company. Based upon these criteria, the Committee sets the principles and strategies that guide the design of our executive compensation program.

Executive Compensation: Continued Commitment to Pay-for-Performance

Our compensation program aims to reward long-term value creation for our stockholders by remunerating our executives for achieving specific strategic goals and aligning each executive’s interests with those of our stockholders. We continuously review and evolve our programs to ensure we are meeting these objectives.

We base our executive compensation on the following principles:

•	The compensation program should support the business by balancing achieving critical annual objectives and long-term strategy without encouraging unreasonable risk taking.

•	Each executive’s total compensation should correlate to his or her relative contribution to the Company and to the achievement of individual and/or business goals.

•	Executives should be rewarded for superior performance through a combination of annual cash-based incentives and equity compensation.

What We Do	What We Don’t Do

 ✓  Ensure the majority of executive compensation is performance-based

 ✓  Award equity grants to our CEO, President and CFO that are 100% performance-based PSUs

 ✓  Align short-term and long-term incentive plans with performance targets aligned to business goals

 ✓  Maintain robust stock ownership requirements

 ✓  Conduct annual gender and diversity pay equity analysis

 ✓  Maintain a durable clawback policy for incentive compensation

 ✓  Rely on the expertise of an independent compensation consultant

 ✓  Limit executive perquisites

 ✓  Generally award equity with at least 3-year vesting to encourage long-term strategic planning and retention

 ✓  Meet with stockholders to discuss and seek input on various matters, including executive compensation

 ✓  No share recycling other than forfeitures and cancellations

 ✓  No pledging, hedging, or short sales of stock

 ✓  No compensation plans that encourage unnecessary risk

 ✓  No repricing or exchange of underwater options

 ✓  No excise or other tax gross-ups to executive officers except for relocation or expatriate tax equalization payments pursuant to a Company plan or policy

 ✓  No employment agreements other than an employment letter for our CEO

 ✓  No single trigger agreements or plans for equity

We compensate our executives through various forms of cash, equity and other non-cash remuneration. The following table describes the components of our executive officer compensation program for 2025.

Compensation Component	Purpose and Characteristics

Base salary	Fixed and core element designed to be competitive in the marketplace.

Performance-based cash incentive awards	Variable component linked to specific Company, department and individual performance. For 2025 the cash-based incentive awards for the NEOs were focused on achievement of EBITDA and cash flow goals.

Long-term equity incentive awards

Variable component linking pay to long-term performance and stockholder value creation.

For 2025, the equity awards for NEOs consisted of a mix of the following:

•

performance stock units (“PSUs”) tied to specific Company performance metrics; and

•

time-based restricted stock units (“RSUs”).

The equity grants to our CEO, President and CFO were 100% performance-based PSUs in 2025.

Selective letter agreements regarding employment arrangements, and severance and change in control arrangements

Limited, market-competitive component deemed necessary to attract, motivate and retain top talent.

Protects the Company from post-employment competition upon certain events, including in connection with a change in control (and utilize a “double trigger” in such situation).

Retirement benefits, as well as a deferred compensation program	Limited component to reward long-term commitment.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific strategic goals of the Company and to materially align each executive’s interests with those of our stockholders. We believe that rewarding executives for superior levels of performance will result in significant long-term value creation for the Company and our stockholders. As a result, we believe that the compensation packages we provide to executives, including the NEOs, must include both cash-based and equity-based elements that reward near- and long-term performance, with a focus on weighting senior executive compensation towards performance-based equity over cash as well as performance-based equity vesting. The Committee, with input from its independent compensation consultant and the CEO (for executives other than himself), evaluates the performance of our executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

We continuously review and evolve our programs to further align to our pay-for-performance philosophy, placing a strong emphasis on stockholder value creation and subjecting elements of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophies:

We believe that a substantial portion of our executives’ compensation should be variable and based, as appropriate, on the financial performance of the Company or one of its specific businesses or departments (“businesses”) and provide an opportunity to earn additional awards in connection with superior performance. We continue to increase the emphasis on performance-based compensation in recent years through our annual Management Incentive Compensation Plan (the “MICP”), a sub-plan of the Performance Incentive Plan, and through the use of PSUs and other equity awards. The PSUs, in particular, subject a material element of executive compensation to the achievement of pre-established performance metrics. In 2025, PSUs comprised 100% of the long-term equity awards for our CEO, President and CFO. The MICP also features a component that is designed to reward annual improvement in personal performance objectives. For each year, individualized target performance areas are determined for each executive, and a portion of each executive’s compensation under the MICP is dependent upon achievement of those objectives. These individualized target performance areas, referred to as annual improvement priorities (“AIPs”), are designed to drive results that meet or exceed financial targets for the year in areas that are critical to the long-term success of the Company.

Our executive compensation program also aims to reward long-term value creation through equity-based awards that help align the financial interests of management with those of our stockholders since the ultimate value of equity-based awards is tied to the value of our stock. In addition, our executive compensation program includes selective employment-related letter agreements and change in control and severance arrangements that are intended to facilitate those officers’ commitment and dedication to the Company.

CEO Compensation Philosophy. For compensation planning for 2025, the Committee continued with its approach to review the CEO’s base and incentive compensation annually (e.g., for merit increases, annual incentive awards and equity grants) with Willis Towers Watson (“WTW”), its independent compensation consultant. For 2025, the CEO requested that he receive no merit increase to his base salary and the CEO’s target annual incentive award under the MICP remained unchanged. The CEO has not received an adjustment to his base salary since 2020. The Committee also provided the CEO with long-term incentive awards that, consistent with historical practice, were exclusively granted in the form of PSUs to further align his compensation with the interests of stockholders and the attainment of performance-based metrics. The CEO’s long-term incentive being 100% performance-based was higher than the peer group comparison, as the peer group awarded a lower percentage of performance-based long-term incentives, however the Committee believes awarding 100% performance-based long-term incentives creates better alignment with stockholders. This approach places the vast majority of the CEO’s formal reward compensation “at risk” and bases the vesting of equity on company performance, rather than time-based metrics.

For our CEO, 90% of the overall target direct compensation in 2025 (base salary plus targeted annual bonus and long-term incentive compensation) relates to performance-based incentive awards (annual incentive awards under the MICP and long-term PSUs granted under the PIP). For our NEOs other than the CEO, that percentage averaged 64% in 2025. The charts below depict the targeted total direct compensation mix for our CEO and the average of our other NEOs.

Stockholder Outreach and Input

We actively seek and highly value the opinions of our stockholders and, as a result, regularly engage with them on various matters regarding the company. After our 2025 annual meeting, our integrated outreach team, led by our Chief Financial Officer, General Counsel and Corporate Secretary’s office, and our Investor Relations group, conducted extensive stockholder outreach in the fourth quarter of 2025 and the first quarter of 2026 with the following objectives:

•

Attaining stockholder feedback on our strategy around: corporate governance, executive compensation, sustainability and other important matters.

•

Understanding stockholder questions, concerns, and priorities.

•

Providing insight into corporate governance, executive compensation, sustainability and enhancing overall communication with our stockholders.

As part of our outreach: • We invited stockholders representing approximately 66% of our outstanding common stock to meet with our integrated outreach team to share feedback.

•

We met with each stockholder who accepted our invitation. Overall, we met with holders of 61% of the outstanding common stock that we contacted as part of our outreach effort, representing approximately 41% of our outstanding common stock.

We received comprehensive and constructive feedback and support on board skills and experiences and director recruitment, corporate governance, executive compensation, sustainability, financial performance and other matters. The feedback was presented to our executive management team and the Board for their review and consideration. The executive management team and the Board have carefully considered and implemented feedback from the stockholder discussions, for example, by including additional tabular disclosures around the annual cash incentive plan performance metrics, targets and results. Aside from that, the executive management team and the Board have determined that our current practices are supported by and reflect the sentiment of our stockholders. We plan to continue to perform this outreach on a regular basis in order to solicit feedback on material corporate matters and expect to seriously consider feedback from these discussions as we move forward in our efforts to continuously improve. For additional information about our robust stockholder outreach efforts in 2025-26, see “Stockholder Update and Highlights – Stockholder Outreach and Input” starting on page 7 above.

The Board has considered, and will continue to seriously consider, feedback from these discussions as we review and evaluate our executive compensation and other programs and the evolution of our business.

Other Considerations. The Committee reviews market-based data as one benchmark to provide a reference point for compensation practices as well as a source of comparative information to assist in determining various components of compensation. However, it does not use this information to mathematically calculate compensation nor limit itself to any specified range. The Committee reviews market-based data in general terms and uses its judgment and discretion to address individual circumstances rather than simply targeting a level of compensation that falls within a specific range of the data.

For purposes of its review of the compensation program, Zurn Elkay and WTW have developed a peer group with an emphasis on water-based manufacturing companies with similar market capitalization and annual revenues of the Company. The Company’s 2025 peer group (the “Peer Group”) consisted of the following:

2025 Peer Group

A.O. Smith Corporation	Itron, Inc.

Advanced Drainage Systems, Inc.	Kadant Inc.

Badger Meter, Inc.	Lindsay Corporation

Enpro, Inc.	Mueller Water Products, Inc.

ESCO Technologies, Inc.	Nordson Corporation

Franklin Electric Co., Inc.	Pentair Plc

Graco Inc.	Watts Water Technologies, Inc.

Helios Technologies, Inc.

Setting Executive Compensation and the Role of Our Executive Officers and Consultants in Compensation Decisions

The Committee annually reviews and approves all compensation decisions related to our NEOs. The CEO establishes the AIPs for each executive officer other than himself; the Committee establishes the AIPs for the CEO. At the end of the year, prior to making the annual compensation determinations for each executive officer, the CEO and the Committee work together to review data provided by our independent compensation consultant for each executive officer, as well as the performance of the Company and its respective businesses, the role of each executive in the various aspects of that performance and the executive’s level of achievement of his AIPs. Based on this review and data, the CEO made recommendations to the Committee as to the compensation of all senior management, including the NEOs other than himself. The Committee considers these recommendations and meets with its compensation consultant independently to make the final determinations. Other than our CEO, none of the other NEOs had or have any role in determining the 2025 compensation of other NEOs. We anticipate that the CEO will continue to have a role in setting compensation for the senior management of the Company and note that all of our executives’ long- and short-term goals and targets derive directly from our annual strategic planning process.

The Committee currently uses WTW as its independent compensation consultant to assist in analyzing the Company’s compensation programs and making compensation decisions. The Committee is directly responsible for the appointment, termination, payment and oversight of the work of any compensation consultants hired by it and considers the independence of any such consultant prior to retention. The Company provides appropriate funding, as determined solely by the Committee, for the payment of compensation to the compensation consultants engaged by the Committee.

WTW provides ongoing advisory services to the Committee on various aspects of its overall compensation practices, including, but not limited to, the MICP, the long-term incentive compensation program and the related Performance Incentive Plan, and the compensation program for outside directors. WTW also provides assistance with reviews of compensation programs for the CEO and other executive officers. The Company paid WTW approximately $126,000 in 2025 for these advisory services related to its executive and director compensation programs. In addition, in 2025, WTW was also engaged by management, finance and human resources to provide pension actuarial, general compensation consulting and property and casualty insurance brokerage services. Fees for these services totaled approximately $488,000 in 2025.

After considering the factors set forth in the SEC and NYSE rules, in accordance with the Committee’s charter, the Committee determined that WTW is sufficiently independent to appropriately advise the Committee on compensation matters and that its relationship with WTW does not give rise to any conflict of interest. Going forward, the Committee expects that it will continue to engage WTW and other compensation consultants when and as appropriate and will conduct an assessment of consultants’ independence prior to any such engagement.

2025 Executive Compensation Components and Determinations

The principal components of our executive compensation program are discussed below.

Base Salary. The Committee currently reviews base salaries for all executives annually, with base salary adjustments typically finalized in the first quarter of the year. In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, publicly-available data, information obtained from compensation consultants and the CEO’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, it determines each NEO’s base salary, which are intended to be competitive with the market.

The CEO base salary continues to be comparable to the median of general industry survey data and competitive with the median of peer group comparisons. The base salaries for the Company’s NEOs continue to be competitive with the market and reflect individual performance and are near the median of the market.

The Committee reviewed the base salaries for all executives (including the CEO) in February 2025 using the process discussed above, and finalized the following adjustments:

Name	2025 Base Salary ($)	Change as Compared to 2024 (%)
Todd A. Adams	$1,005,000	—
Chairman and Chief Executive Officer

David J. Pauli	$500,000	3.1%
Chief Financial Officer

Sudhanshu Chhabra	$410,000	3.8%
Executive Vice President

Jeffrey A. Schoon	$500,000	4.2%
President

Michael D. Troutman	$425,000	3.7%
Chief Information Officer

2025 Annual Performance-Based Awards. Annual cash incentives based on performance during 2025 were principally awarded to our executive officers through the MICP; long-term incentives granted during 2025 are discussed in “Long-Term Equity Incentive Awards” section. The MICP is designed to provide our key officers, including our NEOs, with appropriate variable incentives to achieve and exceed impactful business objectives by providing performance-based compensation in addition to their base salary. Under the terms of the MICP, participants are eligible to earn variable incentives based upon the achievement by the Company or the respective business, as the case may be, of the financial targets established by the Committee and each executive’s individual performance and achievement of AIPs; all amounts awarded under the MICP are also subject to the overall review, approval and potential adjustment by the Committee.

Under the MICP, each participant’s target incentive amount is based upon a specified percentage of the participant’s annual base salary. In making determinations for the MICP awards to executive officers and other key personnel for 2025, the Committee reviewed, among other factors, the results of its compensation consultants’ studies of the Company’s cash compensation. For 2025, the target incentive amounts as a percentage of annual base salary were as follows:

Name	Target MICP %
Todd A. Adams	125%
David J. Pauli	100%
Sudhanshu Chhabra	55%
Jeffrey A. Schoon	100%
Michael D. Troutman	55%

Target incentive levels for our executive officers were, in aggregate, between the median and 75th percentile of the market. The level for each executive was set so as to incentivize executives to achieve superior corporate and individual results by providing meaningful compensation upon the achievement of established goals.

The target incentive level for Mr. Adams was set to make his compensation particularly focused on value creation for stockholders and was generally in line with that of the Peer Group. However, the Committee continued to limit the maximum payment (which was set at 250% of base salary) that may be earned by Mr. Adams, as well as by the other NEOs, under the MICP, as the Committee believes that a cap on the payment is appropriate and that the cap is at a sufficiently high level so as to continue to encourage strong performance.

The board of directors, based on input from the CEO and CFO, approves the financial performance targets for the Company and each business, and the Committee uses those to set the financial targets under the MICP. The Committee sets the AIPs for our CEO and our CEO establishes the AIPs for all of the other members of senior management participating in the MICP, including the other NEOs. In setting the financial targets, the Company considers its strategic plan and determines what achievement will be required for that period to drive to its multi-year performance commitment.

Under the terms of the MICP, each participant is initially entitled to his or her target incentive amount if 100% of the specified performance targets (“Base Targets”) are achieved. For the NEOs to be eligible for a minimum incentive payout under the corporate financial performance metrics, which are subject to adjustment by the Committee in certain extraordinary circumstances, the Company must reach a threshold level of performance, which, for 2025, was at least 90% of any of the respective metrics (which are described in more detail below), with higher payouts for attainment of superior levels of performance, as summarized in the below table:

Achievement	90% of Financial Targets	100% of Financial Targets	105% of Financial Targets	110% of Financial Targets	115% of Financial Targets	120% of Financial Targets	125% or > of Financial Targets
Financial Factor Payout	50%	100%	112.5%	125%	150%	175%	200% and >*

*	For each additional 5% increase of Base Target plan achievement above 115%, the financial factor payout will increase 25%.

With respect to the financial performance portion of the incentive formula under the MICP, the Committee believes that incentive compensation should increase incrementally as the level of achievement increases and that executives should be encouraged to strive for superior results. While there is a cap on the maximum payout amount to the CEO and other NEOs, as noted above, the Committee believes the cap is at a sufficiently high level so as to continue to encourage strong performance. The Committee has discretion to increase or decrease the amount actually paid out under the MICP if necessary to account for certain extraordinary events or other factors that may have disproportionately affected the formulaic results or to adjust for how the formulaic results are calculated. In addition, there is generally no minimum incentive payable under the MICP even if 90% or more of the corporate financial performance metrics are achieved because the incentive payment is subject to the individual’s AIP multiplier (also referred to as personal performance multiplier), which could be 0%.

After the financial results have been calculated under the MICP, each individual’s personal performance and AIPs are evaluated by the Committee (for the CEO) and by the CEO (for other executive officers), after which the individual’s personal performance multiplier is applied to determine the amount of the incentive earned. Under the MICP, the personal performance objectives are intended to reinforce cross-functional, business teamwork, should generally tie to strategy deployment objectives and should be aggressive, measurable, and critical to success of the Company’s business. For executive officers, the personal performance multiplier is between zero and 150%, with the Committee determining each officer’s multiplier based on the individual’s performance. A performance multiplier of 100%, or 1.0, is used to denote on-target achievement of goals.

As noted above, Base Targets under the MICP are comprised of Company financial performance metrics combined with individual AIPs. MICP performance is tied to the Company’s consolidated financial performance. The specific metrics for 2025 were based as follows:

Metric	Weight
Adjusted EBITDA	50%
Free Cash Flow	50%

For the MICP, we generally define adjusted EBITDA as net income from continuing operations plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock-based compensation expense, other (income) expense, LIFO (income) expense, un-budgeted acquisitions and other non-recurring items. We define Free Cash Flow, for purposes of the portion of the MICP based on consolidated Company performance, as cash flow from operations less capital expenditures, un-budgeted acquisitions and, when appropriate, other non-recurring items. While the MICP metrics may be measured at various levels within the organization, the mechanics of the calculations are substantially the same for all participants in the MICP.

For 2025, the Company again used adjusted EBITDA in the MICP because it believes adjusted EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors and other interested parties in evaluating companies in our industry. Further, the Company used adjusted EBITDA because it is used by the Company’s lenders, and often compared by analysts and investors, in evaluating our overall profitability and ability to meet debt service obligations. The Company also used Free Cash Flow as an additional metric under the MICP because the Committee believes it represents the ability to generate cash and, therefore, potentially improve profits. It also provides increased transparency around operating cash flow generation and, therefore, aligns the NEOs’ incentive compensation with a measure over which they more directly control. The metrics and actual performance for the 2025 MICP are set forth in the table below:

Metric	Weighting	Base Target	Actual Results	Percentage Attainment	Payout Amount of Target (as calculated)
Adjusted EBITDA	50%	$420 million	$442.2 million	105%	112.5%
Free Cash Flow	50%	$290 million	$316.6 million	109%	122.5%
	Financial factor payout, under MICP formula 118%

The Committee’s intention in setting the Base Targets under the MICP for 2025 was to provide strong incentive for the executives to perform at a high level and create value for our stockholders in order for any incentives to be earned. Accordingly, the Committee believed that in the then-existing economic climate an exceptional level of performance to attain or exceed the target level would be required, but such targets also remained practically attainable in order to discourage excessive risk-taking to achieve them. After the completion of the performance period, the Committee makes a determination as to whether the targets were met, and determines the extent, if any, to which the target incentives should be paid based on these results and other factors. In addition, under the MICP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MICP or modify the payouts thereunder, including adjusting these upward or downward.

The MICP plan for 2025, which the executive officers participated in, reflected performance during 2025. With respect to corporate results for purposes of the MICP, the Committee determined that the Company consolidated adjusted EBITDA was $442.2 million, which was above the EBITDA target and therefore the payout for the adjusted EBITDA portion of MICP financial factor was 112.5%. The Free Cash Flow was $316.6, which was above the target resulting in a 122.5% factor for this metric. Thus, the resulting payout under the consolidated plan was 118% for 2025.

As mentioned above, aggregate incentives under the MICP are weighted to include corporate financial performance metrics, as well as personal performance; thus, the results under the corporate financial metrics are subject to change based on the personal performance multiplier and achievement of AIPs. For 2025, AIPs were focused for each person as listed below:

Name	AIP

Todd A. Adams	Overall growth and performance of the Company, and increasing organizational capabilities

David J. Pauli	Compliance, cost savings and the financial strength of the Company

Sudhanshu Chhabra	Operational performance improvements and increasing organization continuous improvement capabilities

Jeffrey A. Schoon	Operational performance improvements and deployment of strategic initiatives

Michael D. Troutman	IT systems, security and compliance as well as enabling industry leading technology solutions and digital capabilities

After completion of 2025, the Committee reviewed the CEO’s level of personal performance and the achievement of AIPs. Additionally, the Committee, along with input from the CEO, reviewed the remaining NEOs’ level of personal performance and the achievement of AIPs. Below is a summary of the financial factor, personal factor and final 2025 MICP payout amounts:

Name	Financial Factor	Personal Factor	2025 MICP Amounts
Todd A. Adams	118%	125%	$1,852,969

David J. Pauli	118%	125%	$ 737,500

Sudhanshu Chhabra	118%	115%	$ 306,004

Jeffrey A. Schoon	103%*	105%	$ 540,750

Michael D. Troutman	118%	100%	$ 275,825

*	Mr. Schoon’s MICP for 2025 was based on a combination of corporate and operational metrics.

Long-Term Equity Incentive Awards. The Company and the Committee provide incentives that link our NEOs’ compensation to the returns experienced by our stockholders, primarily through awards under the Performance Incentive Plan. The Performance Incentive Plan is intended to provide performance incentives to our officers, employees and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and to create value for our stockholders. The types of permitted awards include stock options, stock appreciation rights, stock bonuses, restricted stock and RSUs, performance stock and PSUs, stock units and other similar rights to purchase or acquire shares, as well as cash awards. Awards may vest, over time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination thereof. The Performance Incentive Plan is administered by the Committee.

The Committee generally uses an annual grant schedule for equity awards. Typically, grants are made in the first quarter of each year, following the announcement by the Company of the prior year’s financial results.

The Committee may also make other such grants from time to time based on various facts and circumstances, including but not limited to new hires, changes in roles or responsibilities, individual performance, business combination transactions, specific achievements and other associate retention considerations. The Committee believes that equity-based awards play an important role in fostering a pay-for-performance culture, in which incentives are created for our executives to maximize Company performance and align the interests of our executives with those of our stockholders.

For 2025, long-term equity incentive awards granted to Messrs. Adams, Pauli and Schoon consisted entirely of PSUs. For Mr. Troutman, the long-term equity incentive awards granted consisted of 75% PSUs and 25% RSUs, and Mr. Chhabra received 100% of the long-term equity incentive awards in the form of RSUs. Vesting of the PSUs will be based on achievement relative to the specified performance goals listed below during the period from January 1, 2025 through December 31, 2027:

Metric	Weight
Free Cash Flow Conversion	40%
Return on Invested Capital (“ROIC”)	40%
Sales Growth	20%

The PSUs have 100% cliff vesting after the conclusion of the relevant performance period and can be earned at levels between 0% and 200% based on the degree of satisfaction of the performance conditions. Under certain circumstances, certain executive officers are eligible to continue to vest in their PSUs and RSUs, respectively (which, in the case of PSUs, will be paid at the final payout percentage (if any) approved by the Committee), even if their employment with the Company terminates prior to the vesting date or the last day of the performance period, as the case may be. To the extent PSU awards are earned and vest, the participant will also receive the accumulated dividend equivalents that have accrued over the performance period, in direct proportion to the number of PSUs that are actually earned and vested.

In furtherance of our pay-for-performance philosophy, and after a review of competitive practices, the Committee has generally increased the portion of the long-term equity award granted to our executive officers, in particular the CEO, CFO and President, as PSUs in recent years to drive even greater alignment between senior management and the long-term interests of stockholders. Target long-term incentive compensation levels for our NEOs were, in aggregate, above the median awards granted to comparable executives in the Peer Group, in furtherance of our compensation philosophy. The Committee believes that the use of PSUs further align the interests of our executives with those of our stockholders, support our talent strategy, enhance retention opportunities, provide additional motivation for our executives to succeed in the long-term and maintain market competitiveness.

Time-based RSUs are included in our long-term incentive mix for certain executive officers in order to better align management with the long-term interests of stockholders, provide retention incentives and maintain a market-competitive compensation structure. The RSUs granted to executive officers for 2025 vest in either two or three equal annual installments. No dividend equivalents are paid or accrued on the RSUs prior to the issuance of the underlying shares.
The Committee intends to continue to make annual or regularly recurring grants of equity awards to our NEOs and other officers, key employees, directors and consultants. The Committee will continue to evaluate compensation practices and the mix of both long-term and short-term incentives to align with competitive practices.
Payouts of Awards That Vested in 2025.
In February 2023, the Committee granted long-term equity incentive awards, including PSUs that vested in 2025, (the “February 2023 PSUs”), the following information provides details on the grants and payouts:

•	100% of the long-term equity incentives awarded to Mr. Adams were in PSUs. Messrs. Pauli, Schoon and Troutman received PSUs and RSUs.

•	Vesting (100% cliff) of the PSUs was based on specified performance goals during the period from January 1, 2023 through December 31, 2025.

•	50% of the value of PSUs was based on goals related to free cash flow conversion and 50% was based on goals related to ROIC.

•	The PSUs could earn between 0% and 200% based on the degree of satisfaction of the performance conditions.

•	Based on performance on both metrics, the February 2023 PSUs vested and paid out, in aggregate at 200% of target value.
The payouts of the February 2023 PSUs are reflected in the “Stock Awards—Value Realized on Vesting column of the Option Exercises and Stock Vested in 2025” table on page 58.
The RSUs granted to executive officers in February 2023 vested in three equal annual installments. The vesting of the RSUs in 2025 is reflected in “Stock Awards—Value Realized on Vesting” column of the “Option Exercises and Stock Vested in 2025” table on page 58. See also the “Outstanding Equity Awards at December 31” table for additional information regarding outstanding equity awards.
Stock Ownership Requirements for Executive Officers.
The Committee has adopted stock ownership guidelines for our executive officers, including the NEOs, to align their interests with the long-term interests of our stockholders and to encourage significant levels of stock ownership. The guidelines are expressed as a multiple of an executive’s base salary. The guidelines require the CEO to own Zurn Elkay stock with a market value equal to six times his base salary and require the executive officers other than the CEO to own three times their base salary within a specified five-year window. Shares owned and performance shares once earned are included in determining the executives’ level of ownership. Shares underlying vested stock options that are “in the money” are not included in determining the executives’ level of ownership. As of the Record Date, all of our executive officers, including the CEO, had met the stock ownership guidelines.
Equity Grant Policy
. We generally grant equity awards on fixed dates determined in advance, although there may be occasions when grants are made on other dates, such as new hires or other special circumstances. The timing of equity award grants to our executive officers is not coordinated in a manner that intentionally benefits our executive officers. Our Compensation Committee approves all equity award grants to our NEOs on or before the grant date. Our Compensation Committee’s general practice is to complete its annual executive compensation review and determine performance goals and target compensation for our NEOs, and then equity awards are granted to our NEOs and become effective. Accordingly, annual equity awards are typically granted to our NEOs in February of each fiscal year. On a limited occasion, the Compensation Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. While our Compensation Committee has discretionary authority to approve equity awards granted to our NEOs outside of the cycle described above, the committee does not have a practice or policy of granting equity awards in anticipation of the release of material nonpublic information and we do not, in any event, time the release of material non-public
information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs.
Clawback Policy.
The Company adopted an Executive Compensation Clawback Policy, effective as of October 2023, that complies with the rules of the SEC and the listing standards of the NYSE. Under the terms of the policy, if the Company is required to prepare an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period, the Company must recover reasonably promptly certain incentive compensation received by current or former executive officers in the three-year period prior to the restatement. For these purposes, incentive compensation is compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure. The amount of such incentive compensation to be recovered is the amount that exceeds the amount of incentive compensation that otherwise would have been received had it been determined based on the restated amounts. Subject to limited exceptions permitted under the SEC rules and listing standards of the NYSE, recovery is mandatory and does not depend on fraud or fault of the executive officers.
In addition, the policy also provides that in the event that the Committee determines that a current or former officer or other employee designated from time to time by the Committee in its discretion engaged in illegal or fraudulent conduct or materially breached the Company’s Code of Conduct, the result of which is adverse to the Company, whether through financial or reputational harm, the Committee may, as and to the extent it deems appropriate, in its sole discretion, recoup from any such person who engaged in such conduct the incentive compensation that was received by such person during the three-year period prior to such conduct.
This policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002.
Insider Trading Policy and Anti-Hedging and Anti-Pledging Policies.
The Company has an Insider Trading Policy governing the purchase, sale and other dispositions of the Company’s securities that applies to all personnel of the Company and its subsidiaries, including directors, officers and employees and other covered persons. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. It is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities. The Company’s Insider Trading Policy expressly prohibits directors, officers and employees from engaging in any hedging or monetization transactions that are designed to hedge against a decrease in the price of the Company’s common securities, such as zero-cost
collars and forward sale contracts. Further, the Insider Trading Policy prohibits directors, officers and employees from holding Company securities in a margin account, pledging Company securities as collateral for a loan or taking out loans against 401(k) Plan balances invested in the Zurn Elkay Stock Fund.
Employment-related Agreements; Severance and Change in Control Arrangements; Other Benefits upon Termination
.

•
The Company generally has not entered into employment agreements with its domestic employees, including with its executive officers. Instead, the Company has utilized employment offer letters to set forth the initial terms and conditions of employment, but generally those did not have continuing obligations.

•
The Company entered into a letter agreement with Mr. Adams regarding his continuing employment on May 17, 2024. The letter agreement currently extends through May 17, 2028, after which it automatically renews for one-year
terms unless either party provides notice of intent to terminate.

•

The Company has an Executive Change in Control Plan (which provides potential benefits upon certain terminations that occur in connection with a change in control) and an Executive Severance Plan (which provides potential benefits in the event of a termination of an executive officer without cause other than in connection with a change in control transaction and sets uniform benefits levels for executive officers). The change in control provisions in the Executive Change in Control Plan utilize a “double trigger” before benefits are payable.

•	Mr. Adams is covered by these plans, although at somewhat higher benefit levels than other participants, which is in line with market practice.

•	The Committee periodically reviews these benefits to help assure that they remain at appropriate levels.

The Committee believes it is important to have employment-related letter agreements, and change in control and severance arrangements, to help assure the Company of the continuing availability of the NEOs’ and other key employees’ services over a period of time and to protect the Company from competition post-employment, as well as to help assure that those individuals will not be distracted by personal interests in the case of a potential acquisition of Zurn Elkay and to maintain their continuing loyalty to the Company.

For more information regarding the letter agreement with our CEO, the Executive Change in Control Plan and the Executive Severance Plan, see “Executive Compensation—Employment-Related Agreements and Potential Payments upon Termination or Change in Control” below.

In addition, for all officers and employees, including the NEOs, outstanding unvested equity awards granted under the Performance Incentive Plan have a “double trigger” and do not immediately vest on a liquidity event, such as the Company being acquired, unless certain other conditions, such as a loss of employment, are met.

Retirement Benefits. Each of our NEOs participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. None of the NEOs participate in any qualified or nonqualified defined benefit pension plans of the Company.

Nonqualified Deferred Compensation. The Zurn Elkay Deferred Compensation Plan (the “Deferred Compensation Plan”) is intended to further enhance executive officers’ and other participants’ ability to defer compensation to permit long-term savings. Pursuant to the Deferred Compensation Plan, officers of the Company, including the NEOs, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary, annual cash incentive bonus and hiring bonus. Under the Deferred Compensation Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Compensation Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary. Company contributions credited to an Eligible Participant’s account will be vested once he or she has been an Eligible Participant for three years.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (with the exception that the Zurn Elkay Stock Fund and any collective investment trusts are not offered under the Deferred Compensation Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may generally elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years. In any event, payments triggered by a separation from service generally will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Other Personal Benefits. The Company and its subsidiaries provide executive officers with personal benefits, such as reimbursement of travel expenses, automobile-related benefits, club dues, estate, tax and financial planning assistance (in the case of financial planning assistance, either paid for by the Company or reimbursed up to $30,500 per year) and moving, relocation and temporary housing expenses and reimbursements, when appropriate, all of which the Company believes are reasonable, competitive and consistent with its overall compensation program. In that regard, the Committee has periodically reviewed the benefits provided to the NEOs. In particular, during 2025, benefits to the NEOs included, varying on the particular executive officer, club dues, estate and financial planning assistance, an automobile allowance or participation in an automobile leasing program, and housing expenses and certain other benefits related to an executive’s international assignment.

Tax Considerations. As a result of Tax Reform, the performance-based compensation exception, which permitted deductibility for certain compensation over $1.0 million, was generally eliminated prospectively, subject to transitional provisions for certain compensation and grants awarded.

While the Committee intends to be mindful of both the effects of the reduction of tax deductibility and the need for the Company to continue to offer competitive compensation notwithstanding Tax Reform, the Committee also expects to continue to include compensation tied to the Company’s pay-for-performance philosophy as a significant portion of executive compensation. The Committee anticipates taking appropriate action to attempt to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2025 was a current or former employee of the Company, nor were there any transactions or relationships involving members of the Compensation Committee that required disclosure under SEC rules.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation Committee” and are set forth in a written charter adopted by the board. The charter is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of its duties, the Committee has reviewed and discussed with the board, with its advisors and with management the above “Compensation Discussion and Analysis.” Based upon this review and discussion, the Committee recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K and be included in this Proxy Statement.

Members of the Compensation Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Thomas D. Christopoul (Chair)

David C. Longren

Emma M. McTague

Rosemary Schooler

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our NEOs.

Name	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd A. Adams	2025	1,005,000	—	8,000,010	—	1,852,969	646,833	98,948	11,603,760
Chairman and	2024	1,005,000	—	7,499,990	—	1,852,969	723,784	107,874	11,189,617
Chief Executive Officer	2023	1,005,000	—	6,500,003	—	1,695,938	607,572	97,405	9,905,918

David J. Pauli	2025	497,115	—	1,150,008	—	737,500	63,525	49,133	2,497,281
Chief Financial Officer (7)	2024	407,808	—	1,327,765	—	479,891	43,691	48,516	2,307,671

Sudhanshu Chhabra	2025	407,116	—	300,005	—	306,004	131,867	706,640	1,851,632
Executive Vice President (7)	2024	391,231	—	1,805,131	—	307,626	75,153	474,275	3,053,416

Jeffrey A. Schoon	2025	496,154	—	1,150,008	—	540,750	62,937	50,480	2,300,329
President, Zurn Elkay	2024	473,077	—	1,369,395	—	455,952	40,178	47,911	2,386,513
	2023	435,673	—	475,021	—	325,037	27,572	42,719	1,306,022

Michael D. Troutman	2025	422,116	—	400,030	—	275,825	129,055	56,905	1,283,931
Chief Information Officer	2024	407,404	—	448,181	—	278,185	152,538	55,306	1,341,614
	2023	395,000	—	340,008	—	238,896	137,504	53,755	1,165,163

(1)

Salary reflects amounts actually earned during the year. Any amounts deferred under the Zurn Elkay Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(2)

The amounts in column (d) include only bonus payments made outside of our annual MICP or guaranteed payments thereunder in excess of amounts otherwise earned. Cash payments under the MICP are set forth in column (g), “Non-Equity Incentive Plan Compensation.” For information regarding payments under the MICP related to performance during 2025, see “Compensation Discussion & Analysis—2025 Executive Compensation Components and Determinations—2025 Annual Performance-Based Awards.”

(3)

The amounts in columns (e) and (f) reflect the grant date fair value computed in accordance with ASC 718 for equity awards under the Performance Incentive Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of equity awards contained in Note13—Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report.

Equity grants to the NEOs in 2025 consisted of PSUs and RSUs. For PSUs granted in 2025, 40% of the value of PSUs is based on goals related to free cash flow conversion, 40% is based on goals related to ROIC and 20% is based on sales growth. PSUs are reported in column (e), “Stock Awards,” at target; participants can earn twice the number of PSUs granted for performance at maximum. The value of the PSUs granted in 2025 at the maximum performance level (200%) for each Named Executive Officer that received a PSU award is: Mr. Adams—$16,000,020; Mr. Pauli—$2,300,017; Mr. Schoon—$2,300,017; and Mr. Troutman—$600,011.

Please also see the “Grants of Plan-Based Awards in 2025” table for further information about equity awards granted in 2025, and the “Outstanding Equity Awards at December 31, 2025” table for information regarding all outstanding equity awards at the end of 2025.

(4)

The amounts in column (g) represent the amount payable as cash incentive awards under the Company’s MICP to the NEOs for the respective year’s performance. Any amounts deferred under the Zurn Elkay Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(5)

The amount in column (h) represents earnings on the non-qualified Deferred Compensation Plan in those periods for each Named Executive Officer. Currently, none of the Named Executives participate in the pension plan. See the “Nonqualified Deferred Compensation” tables below for further discussion regarding the Deferred Compensation Plan.

(6)	The amounts in column (i) for 2025 include the items listed in the table below.

Name	Year	401(k) Matching Contribution ($)	Deferred Compensation Plan Company Contribution ($)	Automobile Allowance and Related Expenses ($)	Estate and Financial Planning ($)	Club Dues ($)	Other(*) ($)	Total ($)
Todd A. Adams	2025	$11,750	$40,200	$7,075	$23,541	$16,382	—	$98,948

David J. Pauli	2025	$11,750	$19,885	$6,148	$10,800	$550	—	$49,133

Sudhanshu Chhabra	2025	$11,750	$16,285	$25,466	$17,470	$—	$635,669	$706,640

Jeffrey A. Schoon	2025	$11,750	$19,846	$7,534	$10,800	$550	—	$50,480

Michael D. Troutman	2025	$11,750	$16,885	$10,800	$17,470	$—	—	$56,905

(*)

In connection with his international assignment, Mr. Chhabra is entitled to additional compensation in accordance with Company policy. In 2025, such amounts were as follows: local pensions ($91,221), tax equalization payments ($364,724) and expense reimbursement for housing and utilities ($179,724).

(7)	Since Messrs. Pauli and Chhabra were not NEOs in 2023, accordance with SEC rules, information for such periods is not required to be presented.

* * *

Narrative to Summary Compensation Table

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our NEOs in the specified periods. The primary elements of each NEO’s total compensation reported in the table are base salary, long-term equity incentives consisting of PSUs, RSUs and stock options, cash incentive compensation and accrued benefits under Company retirement plans. NEOs also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table.”

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow, as well as the preceding “Compensation Discussion and Analysis” section. The “Grants of Plan-Based Awards in Fiscal 2025” table, and the description of the material terms of equity awards that follows it, provide information regarding the long-term equity incentives awarded to our NEOs in 2025. The “Outstanding Equity Awards at December 31, 2025” table provides further information regarding the NEOs’ potential realizable value with respect to their outstanding equity awards. The “Nonqualified Deferred Compensation Plan” table provides information regarding contributions and period-end balances in the Company’s Deferred Compensation Plan. The discussion under “Employment-Related Agreements and Potential Payments upon Termination or Change in Control” below is intended to further explain potential future payments that are, or may become, payable to our NEOs under certain circumstances.

Grants of Plan-Based Awards in 2025

The following table presents information about grants of plan-based awards made to our NEOs during 2025. For additional information regarding outstanding awards please see the “Outstanding Equity Awards at December 31, 2025” table.

		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards (5) ($)
Name	Award Type		Threshold (2) ($)	Target (3) ($)	Maximum (4) ($)	Threshold (#)	Target (#)	Maximum (#)

(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Todd A. Adams	MICP	01/29/2025	$628,125	$1,256,250	$2,512,500
	PSUs(6)	02/14/2025				112,772	225,543	451,086	—	—	—	$8,000,010
David J. Pauli	MICP	01/29/2025	$250,000	$500,000	$1,250,000
	PSUs(6)	02/14/2025				16,211	32,422	64,844	—	—	—	$1,150,008
Sudhanshu Chhabra	MICP	01/29/2025	$112,750	$225,500	$1,025,000
	RSUs(7)	02/14/2025							8,458	—	—	$300,005
Jeffrey A. Schoon	MICP	01/29/2025	$250,000	$500,000	$1,250,000
	PSUs(6)	02/14/2025				16,211	32,422	64,844	—	—	—	$1,150,008
Michael D. Troutman	MICP	01/29/2025	$116,875	$233,750	$1,062,500
	PSUs(6)	02/14/2025				4,229	8,458	16,916	—	—	—	$300,005
	RSUs(8)	02/14/2025							2,820			$100,025

(1)

Amounts reflect target incentive awards under the MICP for 2025 for each Named Executive Officer. Target incentive awards for 2025 were paid in cash. Actual cash amounts paid under the MICP for 2025 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.

(2)

There is no minimum amount payable under the MICP. Unless there is a specific guaranty arrangement with a particular executive officer, no payout is earned if either (i) the Company or the respective business, as the case may be, fails to achieve the specified performance metrics (which are discussed in “Compensation Discussion and Analysis—2025 Executive Compensation Components and Determinations—2025 Annual Performance-Based Awards” above) or (ii) if an individual receives a zero achievement on his personal performance multiplier. The Threshold payout amount is 50% of the Target amount, and the amount shown in column (c) represents the amount payable under the MICP if 90% of the applicable performance targets are met and a 1.0 personal performance multiplier is applied. For each percentage point by which the applicable metrics are missed, the potential bonus is reduced by 5 percentage points; no bonus is paid if the Company (or respective business) fails to reach at least 90% of the applicable metrics; however, a bonus is paid if at least 90% of any of the applicable financial metrics is met.

For executive officers, the personal performance multiplier is between zero and 1.5, with the Compensation Committee determining each officer’s multiplier based on the individual’s performance.

(3)

Target represents the amount payable under the MICP if 100% of the corporate (or respective business) metrics are met and a 1.0 personal performance multiplier is applied, assuming each executive’s current annual base salary, excluding any additional discretionary bonus that could be paid under the plan. A personal performance multiplier of 1.0 denotes on-target achievement of goals.

(4)

For each percentage point above Target, the potential bonus is increased incrementally, in an amount equal to 2.5 percentage points for each of the first 10 percentage points over the Target and, thereafter, by 5 percentage points for each percentage point over 110% of the Target. For 2025, the Committee set a limit of 250% of base salary on the maximum incentive opportunity with respect to the corporate (or respective business) financial performance-based portion of the incentive formula under the MICP for Mr. Adams and the other NEOs. The Committee believes that such a cap is appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.

(5)

This amount represents the grant date fair value of the equity awards calculated in accordance with ASC 718. See also the discussion of equity awards contained in Note 13—Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report.

(6)

Column (f), (g) and (h) show the number of shares that would be received at threshold, target and maximum performance levels. Vesting of the PSUs is dependent on goals related to free cash flow conversion, ROIC and sales growth during the period from January 1, 2025, through December 31, 2027. The PSUs have 100% cliff vesting after the conclusion of the performance period and can be earned at levels between 0% and 200% based on the satisfaction of the performance conditions. For more information regarding the PSUs, see “Narrative to Grants of Plan-Based Awards Table” below.

(7)	The RSUs granted vest in two equal annual installments beginning on the first anniversary of the grant date.

(8)	The RSUs granted vest in three equal annual installments beginning on the first anniversary of the grant date.

* * *

Narrative to Grants of Plan-Based Awards Table

As described under “Compensation Discussion and Analysis—2025 Executive Compensation Components and Determinations—2025 Annual Performance-Based Awards,” the MICP provides for cash incentive awards based on specified criteria. For the NEOs, the goals were based on the achievement of personal goals, referred to as AIPs, and the achievement of minimum annual Company or a specific business’s financial performance targets.

The Performance Incentive Plan is intended to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders. For 2025, long-term equity awards granted to the NEOs consisted of PSUs and RSUs. Vesting of the PSUs will be based on specified performance goals during the period from January 1, 2025 through December 31, 2027. For these PSU awards, 40% of the value of PSUs is based on goals related to free cash flow conversion, 40% is based on goals related to ROIC and 20% for sales growth. For performance at the threshold level, 50% of the PSUs may be earned, and for performance above the target level, recipients may earn up to twice the target number of PSUs. The PSUs have 100% cliff vesting after the conclusion of the performance period. To the extent PSU awards are earned and vest, the participant will also receive the accumulated dividend equivalents that have accrued over the performance period, in direct proportion to the number of PSUs that actually are earned and vested.

The RSUs granted to executive officers for 2025 vest in either two or three equal annual installments. No dividends are paid or accrued on the RSUs prior to the issuance of shares.

See “Compensation Discussion and Analysis—2025 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above for more information regarding the Performance Incentive Plan, as well as equity grants made to our executive officers under that plan.

Outstanding Equity Awards at December 31, 2025

The following table presents information about Zurn Elkay stock and option awards held by our NEOs that were outstanding at the end of 2025.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Todd A. Adams	02/13/2024(4)	—	—	—	—	—	—	246,029	11,437,888
	02/14/2025(4)	—	—	—	—	—	—	227,388	10,571,268
David J. Pauli	05/19/2017	13,816	—	11.37	05/19/2027	—	—	—	—
	05/25/2018	5,757	—	14.22	05/25/2028	—	—	—	—
	10/05/2021	6,136	—	33.05	10/05/2031	—	—	—	—
	02/10/2023(5)	—	—	—	—	1,720	79,963	—	—
	02/13/2024(4)	—	—	—	—	—	—	12,468	579,637
	08/01/2024(4)	—	—	—	—	—	—	23,341	1,085,123
	02/14/2025(4)	—	—	—	—	—	—	32,689	1,519,712
Sudhanshu Chhabra	02/13/2024(4)	—	—	—	—	—	—	47,568	2,211,436
	02/14/2025(6)	—	—	—	—	8,458	393,212	—	—
Jeffrey A. Schoon	02/10/2023(5)	—	—	—	—	2,724	126,639	—	—
	02/13/2024(4)	—	—	—	—	—	—	36,086	1,677,638
	02/14/2025(4)	—	—	—	—	—	—	32,689	1,519,712
Michael D. Troutman	02/10/2023(5)	—	—	—	—	1,950	90,656	—	—
	02/13/2024(4)	—	—	—	—	—	—	11,812	549,140
	02/14/2025(5)	—	—	—	—	2,820	131,102	—	—
	02/14/2025(4)	—	—	—	—	—	—	8,528	396,467

(1)	All equity grants listed were made under the Performance Incentive Plan.

(2)

The option expiration date shown in column (e) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.

(3)	The market value of the PSUs and RSUs reported above is based on the $46.49 per share closing price of our common stock on the NYSE on the last trading day of 2025.

(4)

Vesting of the PSUs granted in February 2024 and August 2024 is dependent on goals related to free cash flow conversion, ROIC, and sales growth during the period from January 1, 2024, through December 31, 2026; for NEOs other than Messrs. Adams, they also contain a multiplier tied to a TSR performance metric. Vesting of the PSUs granted in February 2025 is dependent on goals related to free cash flow conversion, ROIC, and sales growth during the period from January 1, 2025, through December 31, 2027. The value of the February 2024, August 2024 and February 2025 awards are shown at the target achievement level, and amounts include the value of related dividend equivalents using the closing price of our common stock on the NYSE on the last trading day of 2025.

(5)	The RSUs granted vest in three equal annual installments beginning on the first anniversary of the grant date.

(6)	The RSUs granted vest in two equal annual installments beginning on the first anniversary of the grant date.

Narrative to the Outstanding Equity Awards Table

Outstanding equity awards consisted of options, PSUs and RSUs granted under the Performance Incentive Plan. See also “Compensation Discussion and Analysis—2025 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above.

Awards granted under the Performance Incentive Plan have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control, as set forth in the applicable plan.

Option Exercises and Stock Vested in 2025

The following table sets forth information about option exercises and stock awards granted to the NEOs in prior years that were exercised or vested in 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	—	—	571,168	26,553,600

David J. Pauli	4,068	99,424	19,858	888,395

Sudhanshu Chhabra	134,851	4,162,150	—	—

Jeffrey A. Schoon	—	—	27,768	1,267,780

Michael D. Troutman	90,916	2,727,996	19,876	907,460

(1)

The value realized is based on the difference between the exercise price of the options and the sale price of the underlying shares on the date of exercise for shares that were sold. For shares that were held or not otherwise sold upon the exercise of options, the value realized is based on the difference between the exercise price of the options and the closing price of the Company’s common stock on the NYSE on the date of exercise.

(2)	The value realized is based on the closing trading price of the Company’s common stock on the NYSE on the applicable vesting date for PSUs and RSUs.

Pension Benefits

The Company’s NEOs did not participate in any qualified or nonqualified defined-benefit Company pension plan as of December 31, 2025.

Nonqualified Deferred Compensation

The following table sets forth information related to the NEOs’ participation in the Zurn Elkay Deferred Compensation Plan (“Deferred Compensation Plan”).

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last Fiscal Year End ($)(1)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Todd A. Adams	$100,500	40,200	646,833	—	4,500,582

David J. Pauli	$39,769	19,885	63,525	—	431,279

Sudhanshu Chhabra	$57,179	16,285	131,867	—	928,526

Jeffery A. Schoon	$76,169	19,846	62,937	—	444,094

Michael D. Troutman	$105,045	16,885	129,055	—	1,318,945

(1)	All amounts relate to 2025.

(2)

The amounts in column (b) are reported in the “Salary” column of the Summary Compensation Table above and the amounts reported in column (c) are reported in the “All Other Compensation” column of the Summary Compensation Table above.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings: Mr. Adams—$3,713,048; Mr. Pauli—$311,672; Mr. Chhabra—$723,831; Mr. Schoon—$286,065; and Mr. Troutman—$1,068,548.

Narrative to the Nonqualified Deferred Compensation Table

Pursuant to the Deferred Compensation Plan, officers of the Company, including the NEOs, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary and annual cash incentive bonus. Under the Deferred Compensation Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Compensation Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Zurn Elkay Stock Fund, certain other funds and any collective investment trusts are not offered under the Deferred Compensation Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant generally may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Employment-Related Agreements and Potential Payments upon Termination or Change in Control

Employment-related Letter Agreements, Severance Arrangements and Change in Control Benefits. This section describes certain material provisions of Company arrangements related to employment and post-employment compensation.

On May 17, 2024, the Company entered into a letter agreement with Mr. Adams providing for his continued employment with the Company (the “Letter Agreement”). The Letter Agreement replaced Mr. Adams’ prior letter agreement with the Company. The Letter Agreement extends through May 17, 2028, after which it automatically renews for successive one-year terms unless, at least 90 days prior to the expiration of the then-current term, either party provides notice of an intent to terminate the Letter Agreement upon its then-current expiration date. Under the terms of the Letter Agreement, severance and change in control benefits, which provide for longer benefits and restriction periods than for other executive officers, are payable under the Company’s Executive Severance Plan and its Executive Change in Control Plan. The Company does not currently have employment-related agreements with any of its other executive officers.

To provide uniform treatment of our executive officers, the Company has an Executive Change in Control Plan and an Executive Severance Plan, both of which apply to all current executive officers (including the CEO) and certain other key employees. Mr. Adams is covered by these plans, although at somewhat higher benefit levels than other participants. The Committee periodically reviews these benefits to help assure that they remain at appropriate levels. The Executive Change in Control Plan provides potential benefits upon certain terminations that occur in connection with a change in control. The Executive Change in Control Plan provides that, in the event of a qualifying termination, unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. The Executive Severance Plan sets uniform benefits levels in the event of a termination of an executive officer without cause other than in connection with a change in control transaction.

Among other things, the agreements and plans specify the effects if the Company terminates a Named Executive Officer without cause, or a Named Executive Officer leaves the Company for good reason, and determines the compensation payable upon such events, as well as payments in connection with a change in control, as follows:

Termination not for cause and not in connection with a change in control

Pursuant to the Letter Agreement with Mr. Adams and the Executive Severance Plan, in the event the Named Executive Officer is terminated without “cause,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over a 24-month period, as well as (i) payments for any accrued but unpaid base salary, unused vacation, and unreimbursed expenses, (ii) any unpaid bonus earned with respect to any year ending on or prior to the date of termination and (iii) a pro-rated annual bonus for the year in which the termination occurs;

•	for the other NEOs, severance payments equal to the sum of the officer’s current base salary, payable in installments over a 12-month period;

•	continued participation, with related employer contributions, in the Company’s medical plans for 12 months (24 months in the case of Mr. Adams); and

•

all of the NEO’s unvested options and long-term incentive awards granted through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable in accordance with the terms and conditions set forth in such awards or the plan governing the awards (for Mr. Adams, vested options will be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options).

“Cause” generally includes each NEO’s: willful and continued failure to perform his or her duties following opportunities to cure; conviction of (or pleading guilty or no contest to) a felony or any crime involving moral turpitude; gross misconduct in the performance of his or her employment duties; and breach of (i) any representation, warranty or covenant under the Executive Severance Plan, (ii) an award agreement, or (iii) an employment agreement or other agreement or arrangement with the Company.

Termination in connection with a change in control

Pursuant to the Letter Agreement with Mr. Adams and the Executive Change in Control Plan, if, within 90 days prior to or two years following a “change in control,” the Named Executive Officer is terminated without cause or resigns for “good reason,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over an 18-month period (or, in a lump sum after termination or change in control if the change in control does not meet certain requirements under Internal Revenue Code Section 409A), as well as (i) payments for any accrued but unpaid base salary, unused vacation, and unreimbursed expenses, (ii) any unpaid bonus earned with respect to any year ending on or prior to the date of termination and (iii) a pro-rated annual bonus for the year in which the termination occurs;

•

for the other NEOs, severance payments equal to the officer’s current base salary multiplied by 1.5, payable in installments over an 18-month period (or, in a lump sum after termination or change in control if the change in control does not meet certain requirements under Internal Revenue Code Section 409A);

•

all of the NEO’s unvested options and long-term incentive awards granted through the date of termination shall vest, and all vested options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options; provided, however, that the limits under the Performance Incentive Plan intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 will be applied only to the extent that such limits increase the after-tax amount the Named Executive Officer receives;

•

unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control; and

•	continued participation, with related employer contributions, in the Company’s medical plans for 18 months (24 months in the case of Mr. Adams).

A “change in control” of the Company generally will be deemed to occur when a person acquires more than 50% of the outstanding shares or voting power of Zurn Elkay’s stock; a majority of the board consists of individuals who were not approved by a majority of the incumbent board; or Zurn Elkay engages in a specified business combination or is dissolved. Upon a change in control of the Company, the NEOs will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above. “Good reason” is generally when the scope of a NEO’s employment with the Company “negatively and materially” changes; the NEO’s salary or target bonus opportunity is materially reduced; or the NEO’s principal office is to be relocated more than 50 miles from its present location. In the case of Mr. Adams, good reason also includes the failure by the Company to reelect him to the board.

Other terminations

In addition, under the arrangements, the executives would be entitled to certain benefits upon other termination events as follows:

•

In the event of a termination due to death or disability, Mr. Adams would be entitled to receive, in addition to any unpaid base salary, unused vacation, unreimbursed expenses, (i) unpaid bonus earned with respect to any year ending on or prior to the date of termination, (ii) a pro-rated annual bonus for the year in which the termination occurs and (iii) all unvested options and long-term incentive awards granted to Mr. Adams will vest and be exercisable; all NEOs would be entitled to disability insurance benefits or life insurance proceeds under applicable plans; and for executives other than Mr. Adams, the executive’s unvested long-term incentive awards will vest or be forfeited, and any vested stock options will be exercisable in accordance with their terms.

•

If the executive terminates his employment without good reason and not in connection with a change in control, then the executive will not be entitled to benefits under the Change in Control Plan and, in accordance with the terms of their grants, all unvested long-term incentive grants will be forfeited and cancelled (unless the award agreement provides otherwise) and all vested stock options shall remain exercisable in accordance with their terms.

•

If the Company terminates the executive’s employment without cause and other than for disability, the executive’s long-term incentive grants shall vest or be forfeited in accordance with their terms, and any stock options shall be exercisable in accordance with their terms (but not less than 90 days).

If the Company terminates the executive for cause, no additional benefits would be paid to the executive and all outstanding stock options (vested and unvested), RSUs, PSUs and other long-term incentives would be immediately forfeited and cancelled.

Under the Letter Agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan, the Company is also protected from competition by the NEOs after their employment with the Company would cease. Upon termination, the NEOs agree to not interfere with the relationships between the customers or employees of Zurn Elkay for two years and one year (two years in the case of Mr. Adams), respectively. In addition, the NEOs agree that they will not compete with Zurn Elkay over a two-year period following termination and in geographical locations proximate to Zurn Elkay’s operations. Further, the NEOs have agreed to related confidentiality requirements after the termination of their employment and have agreed to provide a release of claims to the Company.

Other Potential Payments to the Named Executive Officers. In addition, for all officers and employees, including the NEOs, awards granted under the Performance Incentive Plan have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control, as set forth in the applicable plan. Vesting is also subject to any limitations in the plans intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 (with such limitations being modified by the arrangements described above).

Potential Benefits Table. The following table sets forth the estimated current value of benefits that could be paid to the NEOs upon various events of termination or a change in control under Mr. Adams’ Letter Agreement, the Executive Change in Control Plan and the Executive Severance Plan, as well as the terms of other benefits plans available to the NEOs. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The table reflects the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at December 31, 2025, using the provisions of the Letter Agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan. In addition, the table does not include certain payments or benefits, such as accrued vacation time, that are generally otherwise available on a non-discriminatory basis to all U.S. salaried employees or that were earned irrespective of the termination and/or the arrangements described above.

Name	Cash ($)(1)	Equity ($)(2)	Pension / Non-Qualified Deferred Compensation ($)(3)	Perquisites / Benefits	Tax Reimbursement	Other	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Termination Due to Death or Disability

Todd A. Adams	$1,256,250	$22,009,156	—	—	—	—	$23,265,406
David J. Pauli	500,000	—	—	—	—	—	500,000
Sudhanshu Chhabra	225,500	—	—	—	—	—	225,500
Jeffrey A. Schoon	500,000	—	—	—	—	—	500,000
Michael D. Troutman	233,750	—	—	—	—	—	233,750

Termination By the Company Without Cause and Not in Connection with Change in Control

Todd A. Adams	$5,778,750	—	—	$59,306	—	—	$5,838,056
David J. Pauli	500,000	—	—	32,041	—	—	532,041
Sudhanshu Chhabra	410,000	—	—	26,629	—	—	436,629
Jeffrey A. Schoon	500,000	—	—	32,713	—	—	532,713
Michael D. Troutman	425,000	—	—	32,713	—	—	457,713

Termination By the Company Without Cause, or By the Executive for Good Reason, in Connection with Change in Control

Todd A. Adams	$5,778,750	$22,009,156	—	$59,306	—	—	$27,847,212
David J. Pauli	750,000	3,264,435	—	48,062	—	—	4,062,497
Sudhanshu Chhabra	615,000	2,604,648	—	39,944	—	—	3,259,592
Jeffrey A. Schoon	750,000	3,323,989	—	49,070	—	—	4,123,059
Michael D. Troutman	637,500	1,167,365	—	49,070	—	—	1,853,935

(1)

Any amounts included in column (b) that relate to an annual bonus payment are shown at the target bonus amount (both for Company performance and individual personal performance multiplier) and do not necessarily reflect the actual amounts that would be paid to the individual if the termination event were to occur.

(2)

If within 90 days prior to or two years following a change in control, the Company terminates the executive without cause, or the executive resigns for good reason, all unvested equity awards will become vested upon such termination. Unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria, such as PSUs, would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. Pursuant to the arrangements, upon a termination other than in connection with a change in control, equity awards and long-term incentives may not be subject to accelerated vesting; however, pursuant to the terms of his Letter Agreement, all unvested options and long-term incentive awards granted to Mr. Adams will also vest in the event of his death or disability.

With respect to RSUs, the amount shown represents the value of the unvested RSUs based on the closing price on the NYSE on the last trading day of 2025. With respect to PSUs, the amount shown represents the value of the unvested PSUs at target (as well as related dividend equivalents) as of the end of 2025 based on the closing price on the NYSE on the last trading day of 2025. The amount does not include the value of any awards that have already vested at year end, even though the NEO could receive the value of those awards in connection with a termination, along with other already-earned compensation.

(3)

All executive officers are eligible to participate in the Deferred Compensation Plan. Benefits under the Deferred Compensation Plan are not increased, nor is vesting accelerated, as a result of any of the reported events of termination of employment, although in certain circumstances the distribution of amounts otherwise due may be made at an earlier date. See “Nonqualified Deferred Compensation” above.

Under the arrangements described above, upon other events of termination (e.g., voluntary resignation, retirement), the NEOs would receive a payment for accrued salary and bonus, as well as the right to the value of already vested equity awards, both of which are generally available on a non-discriminatory basis to all other U.S. salaried employees, and would not receive any other payments or benefits that are generally not available on a non-discriminatory basis to all other U.S. salaried employees. Additionally, as described in the Compensation Discussion and Analysis section above, under certain circumstances, certain executive officers are eligible to continue to vest in their PSUs and RSUs, respectively (which, in the case of PSUs, will be paid at the final payout percentage (if any) approved by the Committee), even if their employment with the Company terminates prior to the vesting date or the last day of the performance period, as the case may be. Further, if the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, unvested RSUs and PSUs, and other unvested long-term incentives would be immediately forfeited and cancelled.

PAY RATIO DISCLOSURE

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for 2025:

•	Median of annual compensation of all employees worldwide excluding the CEO – $65,264

•	Annual total compensation of the CEO – $11,603,760

•	Ratio of CEO annual total compensation to median employee compensation – 178:1

The Company prepared a new reasonable estimate of the median employee from a compensation perspective by collecting cash compensation (salary and cash bonuses) for the period from January 1, 2025 through December 31, 2025 for all employees worldwide who were employed by the Company as of December 31, 2025 (the “determination date”). For those employees compensated in foreign currencies, exchange rates at year-end were used to convert their compensation into U.S. dollars. To determine the ratio disclosed above, the Company calculated the median employee’s compensation for the period noted above in accordance with the rules applicable to the compensation elements included in the Summary Compensation Table and compared such compensation to the compensation reported in the Summary Compensation Table for our CEO.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
The table below provides compensation for our principal executive officer and our named executive officers calculated under the regulations. Company total stockholder return, as well as the return of our total stockholder return comparator group, the S&P 1500 Industrials Index, is also provided. Financial performance is provided for the required net income measure, as well as our company selected metric, adjusted EBITDA.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Value of Initial Fixed $100 Investment— Total Stockholder Return	Value of Initial Fixed $100 Investment— Peer Group Total Stockholder Return	Net Income ($M)	Adjusted EBITDA ($M)
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$11,603,760	$19,060,542	$1,983,293	$3,087,528	$255	$190	$198.0	$442.2
2024	11,189,617	18,378,068	2,405,507	3,175,934	203	161	160.2	390.4
2023	9,905,918	17,826,587	1,721,964	1,551,447	158	138	112.7	339.5
2022	1,420,254	(5,887,343)	1,364,195	160,294	113	114	61.7	264.6
2021	16,770,337	56,830,353	2,665,317	7,484,820	193	122	120.9	195.8

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Adams for each corresponding year in the “Total” column of the Summary Compensation Table included above in “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Adams, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Adams during the applicable period. The adjustments required by Item 402(v) of Regulation
S-K
to Mr. Adams’s total compensation for each year reported in the Summary Compensation Table, are set forth below in the “PEO Compensation Actually Paid” table.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Adams, who has served as our Chief Executive Officer since 2009) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, David J. Pauli, Sudhanshu Chhabra, Jeffrey A. Schoon and Michael D. Troutman; (ii) for 2024, David J. Pauli, Mark W. Peterson, Sudhanshu Chhabra, Jeffrey A. Schoon and Michael D. Troutman; (iii) for 2023, Mark W. Peterson, Jeffrey A. Schoon, Michael D. Troutman and Craig G. Wehr; (iv) for 2022, Mark W. Peterson, Rodney L. Jackson, Michael D. Troutman and Craig G. Wehr; (v) for 2021, Mark W. Peterson, Rodney L. Jackson, Michael D. Troutman, Craig G. Wehr and Kevin J. Zaba.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Adams), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Adams) during the applicable year. As required by Item 402(v) of Regulation
S-K,
the average total compensation for the NEOs as a group (excluding Mr. Adams) for each year was adjusted as set forth in the
“Non-PEO
NEO Compensation Actually Paid” table below, using the same methodology described above in Note 2.

(5)
Total Stockholder Return is calculated by dividing the (i) sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and at the beginning of the measurement period by (ii) the Company’s share price at the beginning of the measurement period.

(6)	Peer Group Total Stockholder Return is calculated in substantially the manner described in Note 5, based on the S&P 1500 Industrials Index.

(7)
Includes net income generated by our former Process and Motion Control business prior to the spin-off
of that business on October 4, 2021, and net income generated by Elkay Manufacturing Company, following its acquisition by the Company on July 1, 2022.

(8)
Adjusted EBITDA is defined as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock-based compensation expense, other (income) expense, LIFO (income) expense, unbudgeted acquisitions and other nonrecurring items translated at constant currency as used for internal management reporting. While we use other financial and non-financial
performance measures for the purpose of evaluating performance for our compensation programs, we have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs to Company performance. Adjusted EBITDA includes adjusted EBITDA generated by our former Process and Motion Control business prior to the spin-off
of that business on October 4, 2021 and adjusted EBITDA generated by Elkay Manufacturing Company, following its acquisition by the Company on July 1, 2022.

Adjustment Tables PEO Compensation Actually Paid (1)
Year	Reported Summary Compensation Table Total for PEO	Less Reported Value of Equity Awards	Plus Equity Award Adjustments	Less Reported Change in the Actuarial Present Value of Pension Benefits	Plus Pension Benefit Adjustments	Compensation Actually Paid to PEO
		(2)	(3)	(4)	(4)	(1)
2025	$11,603,760	$8,000,010	$15,456,792	—	—	$19,060,542

(1)	Calculated as required by Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Adams during the applicable period.

(2)
The reported value of equity awards represents the average of the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(3)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. These equity award adjustments are set forth in the “PEO Equity Award Adjustments” table below.

(4)	Mr. Adams is not a participant in any Company pension plan.
PEO Equity Award Adjustments

Year	Fair Value of Outstanding and Unvested Equity Granted in Fiscal Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2025	$10,571,268	$2,261,007	—	$2,624,517	—	—	$15,456,792
Non-PEO
NEO Compensation Actually Paid
(1)

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Less Average Reported Value of Equity Awards (2)	Plus Average Equity Award Adjustments (3)	Less Average Reported Change in the Actuarial Present Value of Pension Benefits (4)	Plus Average Pension Benefit Adjustments (4)	Average Compensation Actually Paid to Non-PEO NEOs (1)
2025	$1,983,293	$750,013	$1,854,248	—	—	$3,087,528

(1)	Calculated as required by Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable period.

(2)
The average reported value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the non-PEO
NEOs for the applicable year.

(3)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the same applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. These equity award adjustments are set forth in the
“Non-PEO
NEO Equity Award Adjustments” table below.

(4)	None of the named executive officers participate in a pension plan.

Non-PEO
NEO Equity Award Adjustments

Year	Fair Value of Outstanding and Unvested Equity Granted in Fiscal Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments	Average Equity Award Adjustments
2025	$990,051	$795,273	—	$68,925	—	—	$1,854,248	$463,562
Most Important Pay Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both long-term and short-term incentive awards are selected to incentivize our NEOs to achieve critical business goals that translate into long-term value creation for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid for the most recently completed year to the Company’s performance are as follows:

1.	Adjusted EBITDA
2.	Free Cash Flow
3.	Net Income
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the “Pay Versus Performance” table. Moreover, the Company generally seeks to incentivize long-term performance and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the “Pay Versus Performance” table.
Relationship of PEO and Average
Non-PEO
NEO Compensation Actually Paid to Total Stockholder Return
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Adams and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Adams) is aligned with the Company’s cumulative Total Stockholder Return (TSR) over the five years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is largely because a significant portion of the compensation actually paid to Mr. Adams and to the other NEOs is comprised of equity awards. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company structures NEO compensation so that a meaningful portion is variable and based on the financial performance of the Company or one of its specific businesses or departments.

•
Through the reporting periods above, the movement of both the compensation actually paid to the PEO (PEO CAP) and average compensation actually paid to non-PEO
NEOs (average NEO CAP) track with Zurn Elkay Water Solutions TSR (which outperformed the peer group TSR cumulatively).

•
For 2022, PEO CAP decreased from $56.8 million in 2021 to ($5.9 million), and average NEO CAP decreased from $7.5 million to $0.2 million. During this same period, there is a correlating decrease in the initial $100 invested in Zurn Elkay Water Solutions common stock from the 2021 level of $193 to $113, and a reduction in peer group initial $100 invested from $122 to $114 over the same period.

•
For 2023, PEO CAP increased from ($5.9 million) in 2022 to $17.8 million, and average NEO CAP increased from $0.2 million to $1.55 million. During this same period, there is a correlating increase in the initial $100 invested in Zurn Elkay Water Solutions common stock from the 2022 level of $113 to $158, and an increase in peer group initial $100 invested from $114 to $138.

•
For 2024, PEO CAP increased from $17.8 million in 2023 to $18.4 million, and average NEO CAP increased from $1.55 million to $3.2 million. During this same period, there is a correlating increase in the initial $100 invested in Zurn Elkay Water Solutions common stock from the 2023 level of $158 to $203, and an increase in peer group initial $100 invested from $138 to $161.

•
For 2025, PEO CAP increased from $18.4 million in 2024 to $19.0 million, and average NEO CAP stayed relatively flat from $3.2 million to $3.1 million. During this same period, there is an increase in the initial $100 invested in Zurn Elkay Water Solutions common stock from the 2024 level of $203 to $255, and an increase in peer group initial $100 invested from $161 to $190.

Relationship of PEO and Average
Non-PEO
NEO Compensation Actually Paid to Net Income
As set forth above, the amount of compensation actually paid to Mr. Adams, calculated in accordance with Item 402(v) of Regulation
S-K
(PEO CAP), and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Adams), calculated in accordance with Item 402(v) of Regulation
S-K
(average NEO CAP), tracks with net income over the five years presented in the table. Prior to the RMT Transaction in October 2021, our results of operations included the operations of our Process and Motion Control business. For 2022, net income decreased 49% compared to 2021, while PEO CAP and average NEO CAP decreased 110% and 98%, respectively. For 2023, net income increased 82%, while PEO CAP went from a negative balance to a positive $17.8 million and average NEO CAP increased from $0.2 million to $1.55 million. For 2024, net income increased 42%, while PEO CAP went from $17.8 million to $18.4 million and average NEO CAP went from $1.55 million to $3.2 million. For 2025, net income increased 24% to $198.0, while PEO CAP went from $18.4 million to $19.0 million and average NEO CAP went from $3.2 million to $3.1 million. Our results of operations in 2022 forward included the results of Elkay Manufacturing Company, which we acquired in July 2022.

Relationship of PEO and Average
Non-PEO
NEO Compensation Actually Paid to Adjusted EBITDA
As set forth above, the amount of compensation actually paid to Mr. Adams, calculated in accordance with Item 402(v) of Regulation
S-K
(PEO CAP), and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Adams), calculated in accordance with Item 402(v) of
Regulation S-K
(average NEO CAP), generally tracks with Adjusted EBITDA over the five years presented in the table. Prior to the RMT Transaction in October 2021, our results of operations included the operations of our Process & Motion Control business. For 2022, Adjusted EBITDA increased 35% compared to 2021, while PEO CAP and average NEO CAP decreased 110% and 98%, respectively. For 2023, Adjusted EBITDA increased 28%, while PEO CAP went from a negative balance to a positive $17.8 million and average NEO CAP increased from $0.2 million to $1.55 million. For 2024, adjusted EBITDA increased 15% while PEO CAP went from $17.8 million to $18.4 million and average NEO CAP increased from $1.55 million to $3.2 million. For 2025, adjusted EBITDA increased 13.3% from $390.4 million to $442.2 million, while PEO CAP went from $18.4 million to $19.0 million, while average NEO CAP stayed relatively flat at $3.2 million in 2024 and $3.1 million in 2025, respectively. Our results from 2022 forward include the results of Elkay Manufacturing Company, which we acquired in July 2022.
COMPENSATION AND RISK
The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. For fiscal 2025, the Compensation Committee discussed and analyzed risks associated with the Company’s compensation policies and practices for executive officers and all employees generally. The Compensation Committee did not identify any risks arising from the Company’s compensation programs or practices that are reasonably likely to have a material adverse effect on the Company.
As described in more detail above, our compensation program is composed of elements that are generally paid on a current or short-term basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this balanced approach of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives, creating a pay-for-performance
culture and emphasizing long-term value creation for us and our stockholders without encouraging unreasonable risk taking.

OTHER INFORMATION

We expect to hold our 2027 annual meeting of stockholders on April 29, 2027. Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Securities Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than November 12, 2026, in order for the proposal to be considered for inclusion in our proxy material for the 2027 annual meeting. To otherwise bring a proposal or nomination before the 2027 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between December 1, 2026, and December 31, 2026. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before December 1, 2026, or after December 31, 2026, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Zurn Elkay nominees must provide notice that sets forth the information required by our bylaws and by Rule 14a-19 under the Exchange Act between December 1, 2026, and December 31, 2026, under the advance notice provision of our bylaws. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

The address of the Corporate Secretary is:

Zurn Elkay Water Solutions Corporation

Attn: Jeffrey J. LaValle

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

A copy (without exhibits) of Zurn Elkay’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2025, will be provided without charge to each record or beneficial owner of shares of Zurn Elkay’s common stock as of the Record Date on the written request of that person directed to: Investor Relations, Zurn Elkay Water Solutions Corporation, 511 W. Freshwater Way, Milwaukee, Wisconsin 53204. See also page 1 of this Proxy Statement. In addition, copies are available on Zurn Elkay’s Investor Relations website at investors.zurnelkay.com.

By order of the Board of Directors

Jeffrey J. LaValle
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

March 12, 2026

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via equiniti.com/us/ast-access to enjoy online access. ————————— ———————— 0 ZURN ELKAY WATER SOLUTIONS CORPORATION 511 W. Freshwater Way Milwaukee, Wisconsin 53204 THIS VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, as a named fiduciary for voting purposes, hereby directs Principal Trust Company, as Trustee for the Zurn Elkay Water Solutions Corporation 401(k) Plan (the “Plan”), to vote all shares of common stock of Zurn Elkay Water Solutions Corporation allocated to my account as of the close of business on March 3, 2026, at the Annual Meeting of Stockholders to be held on April 30, 2026, at 9:00 a.m. Central Time, or any adjournment or postponement thereof. I understand that this confidential voting instruction card is to be mailed to Equiniti Trust Company, LLC, acting as tabulation agent, and that my instructions must be received by the Trustee not later than 11:59 p.m. Eastern Time on April 20, 2026. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in proportion to the other shares in the Plan that are properly voted by the other Plan participants. (Continued and to be signed on the reverse side) 1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF REXNORD CORPORATION 511 W. Freshwater Way, Milwaukee, Wisconsin 53204 April 30, 2026, to be held at 9:00 a.m. Central Time NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement and proxy card are available at www.astproxyportal.com/ast/17558 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet prior to the meeting. 20330300000000000000 3 043026 THE BOARD OF DIRECTORS RECOMMENDS A VOTE ?FOR ALL NOMINEES? LISTED IN PROPOSAL 1, AND ?FOR? PROPOSALS 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Directors. FOR AGAINST ABSTAIN 2. Advisory vote to approve the compensation of Zurn Elkay?s named executive officers, as disclosed in ?Compensation Discussion and NOMINEES: Analysis? and ?Executive Compensation? in the Proxy Statement. FOR ALL NOMINEES O Thomas D. Christopoul O Emma M. McTague WITHHOLD AUTHORITY O Peggy N. Troy 3. Ratification of the selection of Ernst & Young LLP as Zurn Elkay?s FOR ALL NOMINEES independent registered public accounting firm for the year ending December 31, 2026. FOR ALL EXCEPT (See instructions below) In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark ?FOR ALL EXCEPT? and fill in the circle next to each nominee you wish to withhold, as shown here: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted ?FOR? each of the nominees for director listed in Proposal 1, and ?FOR? Proposals 2 and 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF REXNORD CORPORATION 511 W. Freshwater Way, Milwaukee, Wisconsin 53204 April 30, 2026, to be held at 9:00 a.m. Central Time PROXY VOTING INSTRUCTIONS INTERNET—Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or +1-201-299-4446 worldwide from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM Eastern Time April 20, 2026. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON—You may vote your shares in person by attending the Annual Meeting. GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via equiniti.com/us/ast-access to enjoy online access. [Graphic Appears Here] NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement and proxy card are available at www.astproxyportal.com/ast/17558 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet. 20330300000000000000 3 043026 THE BOARD OF DIRECTORS RECOMMENDS A VOTE ?FOR ALL NOMINEES? LISTED IN PROPOSAL 1, AND ?FOR? PROPOSALS 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Directors. FOR AGAINST ABSTAIN 2. Advisory vote to approve the compensation of Zurn Elkay?s named executive officers, as disclosed in ?Compensation Discussion and NOMINEES: Analysis? and ?Executive Compensation? in the Proxy Statement. FOR ALL NOMINEES O Thomas D. Christopoul O Emma M. McTague WITHHOLD AUTHORITY O Peggy N. Troy 3. Ratification of the selection of Ernst & Young LLP as Zurn Elkay?s FOR ALL NOMINEES independent registered public accounting firm for the year ending December 31, 2026. FOR ALL EXCEPT (See instructions below) In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark ?FOR ALL EXCEPT? and fill in the circle next to each nominee you wish to withhold, as shown here: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted ?FOR? each of the nominees for director listed in Proposal 1, and ?FOR? Proposals 2 and 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via equiniti.com/us/ast-access to enjoy online access. ————————— ———————— 0 ZURN ELKAY WATER SOLUTIONS CORPORATION 511 W. Freshwater Way Milwaukee, Wisconsin 53204 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Todd A. Adams, David J. Pauli and Jeffrey J. LaValle, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Zurn Elkay Water Solutions Corporation held of record by the undersigned as of the close of business on March 3, 2026, at the Annual Meeting of Stockholders to be held on April 30, 2026, at 9:00 a.m. Central Time, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 1.1 14475